Exhibit T3E-1
PROSKAUER ROSE LLP
Counsel for the Debtor
  and Debtor-in-Possession
1585 Broadway
New York, New York  10036
(212) 969-3000
Alan B. Hyman (AH-6655)
Jeffrey W. Levitan (JL-6155)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------

IN RE:                                              (Chapter 11)

FRANK'S NURSERY & CRAFTS, INC.,
                                                    Case No. 04-15826 (PCB)
                           DEBTOR.

----------------------------------------


                 SECOND AMENDED DISCLOSURE STATEMENT PURSUANT TO
                   SECTION 1125 OF THE BANKRUPTCY CODE FOR THE
               SECOND AMENDED PLAN OF REORGANIZATION OF THE DEBTOR
               ---------------------------------------------------





Dated:   April 22, 2005
         New York, New York

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page

I.    INTRODUCTION AND SUMMARY...............................................1
A.    Overview...............................................................1
B.    Summary of Classification and Treatment Under the Plan.................2
C.    Voting and Confirmation Procedures.....................................6
            1.    Who May Vote on the Plan...................................7
            2.    Voting Procedures..........................................7

II.   DESCRIPTION OF DEBTOR AND EVENTS LEADING TO
      COMMENCEMENT OF CHAPTER 11 CASE........................................8
A.    Overview of the Debtor and its Business Operations.....................8
B.    Chapter 11 Proceeding of Predecessors-in-Interests to the Debtor.......8
C.    Pre-Petition Capital Structure.........................................8
D.    Circumstances Surrounding the Chapter 11 Filing.......................10

III.  SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE.........................10
A.    Overview of Chapter 11 and Commencement of Chapter 11 Case............10
B.    First Day Orders......................................................11
C.    Professional Retentions...............................................11
D.    Appointment of Creditors' Committee and Professionals.................12
E.    Post-Petition Financing...............................................12
            1. Approval of Debtor-in-Possession Financing...................13
            2. Amendment to DIP Loan Facility and Purchase of Staten
                  Island Property...........................................14
F.    Asset Sales...........................................................14
            1.    The Going-out-of-Business Sales...........................14
            2.    The Lease Auction.........................................15
            3.    Real Property Sales.......................................15
            4.    Point-of-Sale Equipment and Personal Property
                  Stipulations..............................................16
G.    Satisfaction of Mortgage Obligations..................................16
H.    Extension of Time to Assume or Reject Leases..........................17
I.    Extension of Exclusive Periods........................................17
J.    Claims Process and Bar Date...........................................17
K.    Employment of Wind-Down Officers......................................18
L.    Modification of Debtor's Pre-Petition Severance Plan..................19
M.    Key Employee Retention Bonuses........................................19
N.    Employee Benefit Plans................................................20
            1.    Termination of Certain Employee Benefit Plans.............20
            2.    Retiree Life Insurance Benefits...........................21
O.    Request to Appoint an Equity Committee................................21

IV.   OVERVIEW OF THE PLAN..................................................22
A.    Formulation of Plan...................................................22
B.    General...............................................................22
C.    Classification of Claims and Interests................................23

D.    Treatment of Claims and Interests Under the Plan......................24
            1.    Unclassified Categories of Claims.........................24
            2.    Unimpaired Classes of Claims..............................26
            3.    Impaired Classes..........................................28
E.    Description of Means of Execution and Transactions  to be
      Implemented in Connection with the Plan...............................31
            1.    Plan Funding..............................................31
            2.    New Indenture and New Senior Notes........................31
            3.    Investment Agreement......................................31
            4.    Development Agreement.....................................31
            5.    Property Management Agreement.............................31
            6.    Registration Rights Agreement.............................31
            7.    Reorganized FNC Charter...................................32
            8.    Issuance of New FNC Common Stock..........................32
            9.    Revesting of Assets.......................................32
            10.   Cancellation and Surrender of Existing Securities and
                  Agreements................................................32
            11.   Continuation of Bankruptcy Injunction or Stays............33
            12.   Full and Final Satisfaction...............................33
            13.   Waiver of Avoidance Actions...............................33
            14.   Termination of Subordination Rights.......................33
            15.   Administration Pending Effective Date.....................34
            16.   Setoffs...................................................34
            17.   Post-Confirmation Fees, Final Decree......................34
            18.   Section 1145 Exemption....................................34
F.    Distributions and Treatment of Disputed, Contingent and
      Unliquidated Claims and Interests.....................................34
            1.    Voting of Interests.......................................34
            2.    Nonconsensual Confirmation................................34
            3.    Method of Distributions Under the Plan....................34
            4.    Distributions to Holders as of the Confirmation Date......35
            5.    Objections to and Resolution of Administrative Expense
                  Claims, Claims and Interests..............................35
            6.    Establishment and Maintenance of Reserve for
                  Disputed Claims...........................................36
            7.    Distributions Upon Allowance of Disputed Claims...........36
            8.    Unclaimed Distributions...................................36
            9.    Distributions Relating to Allowed Insured Claims..........36
G.    Executory Contracts and Unexpired Leases; Indemnification Claims;
      and Retiree Benefits..................................................37
            1.    Claims Deadline for Filing Proofs of Claims Relating to
                  Executory Contracts and  Unexpired Leases.................37
            2.    Insurance Policies........................................37
            3.    Indemnification Claims....................................37
            4.    Unexercised Stock Options and Warrants....................37
            5.    Retiree Benefits..........................................38
H.    Corporate Governance and Management of Reorganized FNC................38
            1.    Management of Reorganized FNC.............................38

            2.    Directors and Officers of Reorganized FNC.................38
            3.    Corporate Action..........................................38
I.    Exculpation; Release; Injunctions; and Discharge......................38
            1.    Discharge.................................................38
            2.    Exculpation...............................................39
            3.    Release of Released Parties...............................39
            4.    Mutual Releases by Released Parties.......................39
            5.    Injunctions...............................................39
J.    Confirmation and Effectiveness of Plan................................40
            1.    Condition to Confirmation.................................40
            2.    Conditions Precedent to Effective Date of the Plan........40
            3.    Waiver of Conditions......................................41
            4.    Effect of Failure of Conditions...........................41
K.    Retention of Jurisdiction.............................................41
L.    Other Provisions......................................................42
            1.    Exemption from Transfer Taxes.............................42

V.    SUMMARY OF CERTAIN MATERIAL DOCUMENTS TO BE EXECUTED  OR
      IMPLEMENTED IN CONNECTION WITH THE PLAN...............................43
A.    Investment Agreement..................................................43
B.    New Indenture and New Senior Notes....................................45
C.    Development Agreement.................................................46
D.    Property Management Agreement.........................................47

VI.   ACCEPTANCE AND CONFIRMATION OF THE PLAN...............................48
A.    Acceptance of the Plan................................................49
B.    Confirmation..........................................................49
            1.    Confirmation Hearing......................................49
            2.    Statutory Requirements for Confirmation of the Plan.......50
            3.    Confirmation Without Acceptance by All Impaired Classes...51

VII.  DESCRIPTION AND VALUATION OF REORGANIZED FNC..........................52

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...................53
A.    Federal Income Tax Consequences to the Debtor.........................54
            1.    Cancellation of Indebtedness Income.......................54
            2.    Net Operating Losses......................................54
            3.    Alternative Minimum Tax...................................55
B.    Federal Income Tax Consequences to Holders of Allowed Claims,
      Allowed Convenience Interests and Allowed Equity Interests............56
            1.    Tax Consequences to Holders of Allowed Claims.............56
            2.    Tax Consequences to Holders of Allowed Convenience
                  Interests and Allowed Equity Interests....................56
            3.    Information Reporting and Backup Withholding..............57

IX.   RISK FACTORS..........................................................57
            A.    Certain Operational Risks and Risks Related to
                  Value of Securities.......................................57

            1.    Market Conditions.........................................57
            2.    Inherent Uncertainties in Projected Financial
                  Information...............................................57
            3.    Lack of Market for Securities Issued Pursuant to Plan.....58
            4.    Risks Associated with Reorganized FNC's Use of Net
                  Operating Loss Carryovers.................................58
            B.    Certain Bankruptcy Related Risks..........................59
            1.    Risk of Non-Confirmation of the Plan......................59
            2.    Nonconsensual Confirmation................................59
            3.    Risk That Conditions to Effectiveness Will Not
                  Be Satisfied..............................................59

X.    EXEMPTION FROM SECURITIES ACT REGISTRATION; REGISTRATION RIGHTS.......59
A.    Issuance of New Securities Pursuant to the Plan.......................59
B.    Subsequent Transfer of Securities Issued Under the Plan...............60

XI.   ALTERNATIVES TO THE PLAN AND CONSEQUENCES OF REJECTION................61
A.    Alternative Plans.....................................................61
B.    Liquidation Analysis..................................................61

XII.  RECOMMENDATION AND CONCLUSION.........................................61

                          I. INTRODUCTION AND SUMMARY
                             ------------------------

A.    OVERVIEW

     Frank's Nursery & Crafts, Inc., the above-captioned debtor and debtor-in-possession (the "Debtor"), transmits this Second Amended Disclosure Statement pursuant to Section 1125(b) of Title 11, United States Code, 11 U.S.C. SS. 101 ET SEQ. (the "Bankruptcy Code") and Rule 3017 of the Federal Rules of Bankruptcy Procedure ("Bankruptcy Rules"), in connection with its Second Amended Plan of Reorganization dated April 22, 2005 (as same may be further amended, the "Plan") in order to provide adequate information to enable holders of Interests that are impaired and entitled to vote under the Plan to make an informed judgment in exercising their right to vote for acceptance or rejection of the Plan.

     The Plan provides a means by which the Debtor will be reorganized under Chapter 11 of the Bankruptcy Code, and sets forth the treatment of all Claims against and Interests in the Debtor. In summary, the Plan is predicated on the Debtor retaining approximately 40 parcels of real estate which are anticipated to be developed as retail locations over a three year period, subject to market conditions. Funding for the Plan will be provided by certain existing shareholders of the Debtor. As set forth more fully below, the Plan provides for payment in full of all unsecured claims plus post-petition interest (accordingly, it is not necessary to solicit acceptances or rejections of the Plan by unsecured creditors), shareholders holding 5,000 shares or less will receive $.75 per existing share in cash and shareholders holding more than 5,000 shares will receive either $.75 per existing share in cash, or may exchange their existing shares for shares in Reorganized FNC, subject to dilution, and receive the right to invest in Reorganized FNC on substantially the same terms as the Plan funders./1/

     THE DEBTOR HAS NEGOTIATED THE TERMS OF THE PLAN WITH CERTAIN MAJOR EQUITY HOLDERS, ITS POST-PETITION LENDER AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS IN THIS CHAPTER 11 CASE.

     Attached as Exhibits to this Disclosure Statement are copies of the following:

     o    Second  Amended Plan of  Reorganization  dated April 22, 2005 (Exhibit
          A);

     o Order of the Bankruptcy Court dated April 22, 2005 (the "Disclosure Statement Approval Order"), which among other things, approves the Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

     o    Frank's Nursery & Crafts, Inc. Liquidation Analysis (Exhibit C);

-------------------

1 A HOLDER OF AN EQUITY INTEREST MAY ONLY EXERCISE ITS RIGHT TO INVEST IN REORGANIZED FNC IF SUCH HOLDER IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D OF THE SECURITIES ACT OF 1933 AND HOLDS MORE THAN 100,000 SHARES OF OLD COMMON STOCK.

     o Frank's Nursery & Crafts, Inc., 2005-2008 Financial Projections (Exhibit D); and

     o    Investment Agreement (Exhibit E);

     The Disclosure Statement Approval Order, a copy of which is annexed hereto as Exhibit B, sets forth the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. Detailed voting instructions also accompany each Ballot. Each holder of an Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Approval Order and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept or reject the Plan may be made except pursuant to Section 1125 of the Bankruptcy Code.

B. SUMMARY OF CLASSIFICATION AND TREATMENT UNDER THE PLAN

     In general, and as more fully described herein, the Plan effectuates a restructuring of the Debtor's assets. The Plan (i) divides Claims and Interests into two categories (consisting of Administrative Expense Claims and Priority Tax Claims) and 6 classes, (ii) sets forth the treatment afforded to each category and class, and (iii) provides the means by which the Debtor will be reorganized under Chapter 11 of the Bankruptcy Code. The following table sets forth a summary of the treatment of each type of Claim and Interest under the Plan (a more detailed description of the Plan is set forth in Section IV of this Disclosure Statement entitled "Overview of The Plan")./2/


       Type of Claim             Treatment of Allowed
Class  or Interest               Claims of Interests                    Recovery
-----  -------------    ---------------------------------------------   --------

  ---  Administrative   To  be   paid   in  full,  in  Cash,  in such     100%
       Expense Claims   amounts as (1) are  incurred in the  ordinary
                        course of business by the Debtor, when and as such Administrative Expense Claims become due and owing, (2) are Allowed by the Bankruptcy
                        Court upon the later of the Effective Date or as soon thereafter as practicable, the date of a Final Order allowing such Administrative
                        Expense Claims, or any other date specified in such order, or (3) may be agreed upon between the holders of such Administrative
                        Expense  Claims and the Debtor or

-------------------

2 This summary contains only a brief and simplified description of the classification and treatment of Claims and Equity Interests under the Plan. It does not describe every provision of the Plan. Accordingly, reference should be made to the entire Disclosure Statement (including exhibits) and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

       Type of Claim            Treatment of Allowed                  Estimated
Class   or Interest              Claims of Interests                   Recovery
-----  -------------   ---------------------------------------------  ---------

                       Reorganized FNC, as the case may be.

  ---   Priority Tax   To  be  paid  in  full,  in   Cash,  upon the    100%
        Claims         later  of (1) the  Effective  Date or as soon
                       thereafter as practicable,  (2) the date upon
                       which  there is a Final Order  allowing  such
                       Claim as an Allowed  Priority Tax Claim,  (3)
                       the date that such Allowed Priority Tax Claim
                       would  have been due if the  Chapter 11 Cases
                       had not  been  commenced,  or (4)  upon  such
                       other  terms as may be agreed to between  the
                       Debtor and the holder of any Allowed Priority
                       Tax Claim; PROVIDED, HOWEVER, that the Debtor
                       may,  at its  option,  in lieu of  payment in
                       full of  Allowed  Priority  Tax Claims on the
                       Effective Date, make Cash payments respecting
                       Allowed   Priority  Tax  Claims  deferred  in
                       accordance with Section 1129(a)(9) of the Bankruptcy Code.

   1    Priority       NOT IMPAIRED (NOT  ELIGIBLE  TO VOTE ON PLAN).   100%
        Claims         Each  holder  of an  Allowed  Priority  Claim
                       shall receive, in full and final satisfaction of such Allowed Priority Claim, Cash in an amount equal to such Allowed Priority Claim on the later of (i) the Effective Date and
                       (ii) the date such Priority Claim becomes an Allowed Priority Claim, or as soon thereafter as practicable, unless the holder of an Allowed Priority Claim and the Debtor (or
                       Reorganized FNC, as the case may be), agree to a different treatment thereof.

   2    Kimco Secured  NOT  IMPAIRED (NOT ELIGIBLE TO VOTE ON PLAN).    100%
        Claims         On the Effective  Date,  Kimco shall receive,
                       in full and final  satisfaction  of the Kimco
                       Secured Claims, Cash in an amount equal to such Allowed Kimco Secured Claims.

   3    General        NOT IMPAIRED (NOT  ELIGIBLE  TO VOTE ON PLAN).   100%
        Secured        To the extent not satisfied by the Debtor  in
        Claims         the ordinary  course of business prior to the
                       Effective  Date, at the option of Reorganized
                       FNC, a holder of an Allowed  General  Secured
                       Claim  (i)  shall  retain  its  lien and such
                       holder's  Allowed General Secured Claim shall
                       be  reinstated  and  rendered  unimpaired  in
                       accordance   with  Section   1124(2)  of  the
                       Bankruptcy Code or (ii) shall receive Cash in
                       an  amount  equal  to such  holder's  Allowed
                       General Secured Claim, including any interest
                       on  such  holder's  Allowed  General  Secured
                       Claim required to be paid pursuant to Section
                       506(b) of the  Bankruptcy  Code, on the later
                       of the  Effective  Date  and  the  date  such
                       General  Secured  Claim  becomes  an  Allowed
                       General Secured Claim PROVIDED, HOWEVER, that
                       Reorganized  FNC shall make such Cash payment
                       to the holder of any Allowed  General Secured
                       Claim  that  is  entitled  to  a  premium  or
                       penalty on the  payment of its claim prior to
                       its stated maturity if such holder waives and
                       releases   the  Debtor  from  any   liability
                       associated  with  pre-payment of such Allowed
                       General Secured Claim. The Confirmation Order shall provide that the Debtor shall make

       Type of Claim           Treatment of Allowed                   Estimated
Class   or Interest             Claims of Interests                    Recovery
-----  -------------  ---------------------------------------------   ---------

                      all monthly payments that become due and owing prior to the Effective Date on account of General Secured Claims. In the event that an Allowed General Secured Claim is reinstated, the holder of the Allowed General Secured Claim shall retain its lien and such reinstatement shall not affect the holder's ability to assert any rights or remedies prescribed by the applicable loan documents upon any future event of default, including but not limited to late charges, default interest, pre-payment penalties, and defeasance payments. On the Effective Date or the date that any payment is due, Reorganized FNC shall (x) pay any undisputed portion of a General Secured Claim and (y) establish an interest bearing escrow account with respect to any disputed amounts pending agreement between the parties or a Final Order of the Bankruptcy Court. The Debtor shall file an objection to any portion of a General Secured Claim that it disputes within 60 days of the Effective Date if an agreement has not been previously reached between the parties as to the amount of the claim.

   4    General       NOT IMPAIRED  (NOT ELIGIBLE TO VOTE ON PLAN).   100%,
        Unsecured     On the Effective  Date, or as soon thereafter   plus
        Claims        as  practicable,  each  holder of an  Allowed   post-
                      General  Unsecured  Claim shall  receive,  in   petition
                      full and final  satisfaction  of such Allowed   interest
                      General Unsecured Claim, a Cash payment equal to the Allowed amount of such Claim, plus post-petition interest at a rate of 2.10% per annum for the period from the Petition Date through the Effective Date.

   5    Equity        IMPAIRED  (ELIGIBLE TO VOTE ON PLAN).  On the    $.75 per
        Interests     Effective  Date,  each of the  shares  of Old    share or
                      Common Stock shall be cancelled, annulled and    retain
                      extinguished   and  the  holders  of  Allowed    interest
                      Equity   Interests   shall  be   entitled  to    in Reor-
                      receive,  at the option of each such  holder,    ganized
                      either (i) a Cash  payment  equal to $.75 per    FNC
                      share for each of such holder's shares of Old
                      Common Stock, in full and final  satisfaction
                      of such Allowed  Equity  Interest or (ii) (x)
                      shares of New FNC Common  Stock  equal to the
                      number of shares of Old Common  Stock held by
                      such holder  (which are subject to  dilution)
                      and  (y)  the  Equity   Participation  Right,
                      PROVIDED, HOWEVER, that a holder of an Equity
                      Interest   may  only   exercise   the  Equity
                      Participation Right if such holder is an accredited investor within the meaning of Regulation D of the Securities Act of 1933 and holds 100,000 shares of Old Common Stock or more. Any holder of an Equity Interest that does not elect treatment on the ballot accompanying the Disclosure Statement, shall be deemed to have elected to receive Cash in an amount equal to $.75 per share for each of such holder's shares of Old Common Stock.

       Type of Claim           Treatment of Allowed                   Estimated
Class   or Interest             Claims of Interests                    Recovery
-----  -------------  ---------------------------------------------   ---------

   6    Convenience   IMPAIRED (ELIGIBLE  TO VOTE ON PLAN).  On the   $.75 per
        Interests     Effective  Date,  each  of  the shares of Old   share
                      Common Stock shall be cancelled, annulled and
                      extinguished  and each  holder of an  Allowed
                      Convenience  Interest shall receive,  in full
                      and  final   satisfaction   of  such  Allowed
                      Convenience Interest, a Cash payment equal to $.75 per share for each of such holder's shares of Old Common Stock.

     THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY ORDER OF THE BANKRUPTCY COURT AS CONTAINING INFORMATION OF A KIND, AND IN SUFFICIENT DETAIL, TO ENABLE HOLDERS OF INTERESTS TO MAKE AN INFORMED JUDGMENT IN VOTING TO ACCEPT OR REJECT THE PLAN. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION OR RECOMMENDATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR THE MERITS OF THE PLAN.

     THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN, THE PLAN DOCUMENTS, AND CERTAIN FINANCIAL INFORMATION. WHILE THE DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE
QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. FURTHERMORE, ALTHOUGH THE DEBTOR HAS MADE EVERY EFFORT TO BE ACCURATE, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT, UNLESS OTHERWISE INDICATED, BEEN THE SUBJECT OF AN AUDIT BY AN OUTSIDE ACCOUNTING FIRM. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN THE TERMS AND PROVISIONS IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS IN THE PLAN, THE PLAN DOCUMENTS, OR THE FINANCIAL INFORMATION INCORPORATED THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES. ALL HOLDERS OF INTERESTS SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS TO THIS DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

     THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS, AND OTHER PARTIES-IN-INTEREST REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. WHILE THE DEBTOR HAS MADE EVERY EFFORT TO DISCLOSE WHERE CHANGES IN PRESENT CIRCUMSTANCES COULD REASONABLY BE EXPECTED TO AFFECT

MATERIALLY THE VOTE ON THE PLAN, THIS DISCLOSURE STATEMENT IS QUALIFIED TO THE EXTENT THAT CERTAIN EVENTS, SUCH AS THOSE MATTERS DISCUSSED IN SECTION IX BELOW ENTITLED "RISK FACTORS," DO OCCUR.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAWS. PERSONS OR ENTITIES HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, OR SECURITIES OF, THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.

     IN ACCORDANCE WITH THE BANKRUPTCY CODE, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER PENDING OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT AND THE INFORMATION CONTAINED HEREIN SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE.

C.    VOTING AND CONFIRMATION PROCEDURES

     Accompanying  this  Disclosure   Statement  are  copies  of  the  following
documents:

          (i) the Plan, which is annexed hereto as Exhibit A;

          (ii) the Disclosure Statement Approval Order, which is annexed hereto as Exhibit B, (a) approving this Disclosure Statement as containing adequate information pursuant to Section 1125 of the Bankruptcy Code,
          (b) approving the forms of Ballots to be executed by holders of impaired Interests for voting on the Plan and (c) approving the notice of and fixing the time for (1) submitting acceptances of or rejections to the Plan and making elections required under the Plan, (2) the hearing to consider confirmation of the Plan and (3) filing objections to confirmation of the Plan; forms of Ballots to be executed by holders of impaired Interests for voting to accept or reject the Plan.

     The forms of Ballots, and the related materials delivered together herewith, are being furnished, for purposes of soliciting votes on the Plan, to holders of (i) Equity Interests in Class 5 and (ii) Convenience Interests in Class 6. HOLDERS OF EQUITY INTERESTS IN CLASS 5 THAT WISH TO EXERCISE THE EQUITY PARTICIPATION RIGHT TO INVEST IN THE NEW SENIOR NOTES AND THE NEW FNC

COMMON STOCK MUST INDICATE SUCH ELECTION ON THE BALLOT DELIVERED HEREWITH. In addition, this Disclosure Statement is also being made available to holders of claims in Classes 1, 2, 3, and 4 (who are deemed to accept the Plan), and other entities, solely for informational purposes.

     1. WHO MAY VOTE ON THE PLAN
        ------------------------

     Pursuant to the provisions of the Bankruptcy Code, ONLY impaired classes of claims or equity interests are entitled to vote to accept or reject a plan of reorganization. A class which is not "impaired" (also referred to as "unimpaired") under a plan is deemed to have accepted such plan and does not vote.

     A class is "impaired" under the Bankruptcy Code UNLESS the legal, equitable, and contractual rights of the holders of claims or equity interests in such class are not modified or altered. For purposes of the Plan, holders of Equity Interests in Class 5 and holders of Convenience Interests in Class 6 are impaired and are entitled to vote on the Plan. Holders of Priority Claims in Class 1, holders of Kimco Secured Claims in Class 2, holders of General Secured Claims in Class 3, and holders of General Unsecured Claims in Class 4 are unimpaired; therefore such Classes are deemed to accept the Plan and are not entitled to vote.

     2. VOTING PROCEDURES
        -----------------

     All votes to accept or reject the Plan must be cast by using the form of Ballot enclosed with this Disclosure Statement. No votes other than ones using such Ballots will be counted except to the extent the Bankruptcy Court orders otherwise. The Bankruptcy Court has fixed the close of business, on April 22, 2005 (the "Voting Record Date") as the record date for the determination of holders of record of Claims and Interests who are entitled to (a) receive a copy of this Disclosure Statement and all of the related materials and (b) where applicable, vote to accept or reject the Plan. After carefully reviewing the Plan and this Disclosure Statement, including the attached exhibits and the Plan Documents, please indicate your acceptance or rejection of the Plan on the appropriate Ballot and return such Ballot in the enclosed envelope, or by mail, courier or hand delivery to:

                       Frank's Nursery & Crafts, Inc.,
                       c/o Bankruptcy Services, LLC
                       757 Third Avenue, 3rd Avenue
                       New York, New York 10017
                       (646) 282-2500

BALLOTS MUST BE RECEIVED ON OR BEFORE 4:00 P.M. (NEW YORK CITY TIME) ON JUNE 3, 2005 (THE "VOTING DEADLINE"). ANY BALLOT WHICH (I) IS NOT EXECUTED, (II) IS EXECUTED BY THE HOLDER OF AN ALLOWED INTEREST BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN, (III) HAS BOTH THE ACCEPTANCE AND REJECTION BOXES CHECKED OR (IV) IS SENT BY FAX, SHALL NOT BE COUNTED. IF YOU ARE A BENEFICIAL HOLDER OF A SECURITY HELD BY A NOMINEE, PLEASE NOTE THAT BALLOTS MUST BE RETURNED BY HAND, MAIL, OR OVERNIGHT TRANSMISSION TO YOUR NOMINEE IN SUFFICIENT TIME FOR IT TO BE

FORWARDED  BY  YOUR  NOMINEE  TO THE  DEBTOR'S  BALLOTING  AGENT  BY THE  VOTING
DEADLINE.

     If you have any questions regarding the procedures for voting on the Plan, please contact the Debtor's balloting agent, Bankruptcy Services, LLC, at the above address and telephone number. IF YOU HOLD OLD COMMON STOCK IN THE DEBTOR THROUGH A BROKER-DEALER OR OTHER INTERMEDIARY, PLEASE CONTACT YOUR BROKER-DEALER OR OTHER INTERMEDIARY FOR PROCEDURES ON VOTING TO ACCEPT OR REJECT THE PLAN.

                  II. DESCRIPTION OF DEBTOR AND EVENTS LEADING
                       TO COMMENCEMENT OF CHAPTER 11 CASE
                       ----------------------------------

A. OVERVIEW OF THE DEBTOR AND ITS BUSINESS OPERATIONS

     Prior to the Petition Date, the Debtor operated the largest chain (as measured by sales) in the United States of specialty retail stores devoted to the sale of lawn and garden products and offered one of the widest selections of live plants in the industry, in addition to an assortment of other products including, fertilizers, mulches, garden tools, planting accessories, decorative planters and other related merchandise. The Debtor was also a leading retailer of Christmas decor merchandise, artificial flowers and arrangements, garden and floral crafts and home decorative products. As of the Petition Date, the Debtor employed approximately 2,800 individuals and operated 169 retail stores in 14 states under the name Frank's Nursery, 61 of which were owned by the Debtor and 108 of which were leased. As of August 8, 2004, the Debtor, on a book-value basis, had aggregate assets and liabilities of approximately $123,829,000 and approximately $140,460,000, respectively.

B. CHAPTER 11 PROCEEDING OF PREDECESSORS-IN-INTERESTS TO THE DEBTOR

     On February 19, 2001, the predecessors-in-interest to the Debtor filed voluntary Chapter 11 petitions in the United States Bankruptcy Court for the District of Maryland under Case Nos. 01-52415 and 01-52416 (the "Prior Chapter 11 Proceeding"). A plan of reorganization in the Prior Chapter 11 Proceeding was confirmed on or about May 7, 2002 pursuant to which the two debtor entities were merged into a newly formed corporation and the surviving entity was Frank's Nursery & Crafts, Inc., the Debtor in this Chapter 11 case. Pursuant to the confirmed plan of reorganization, each holder of a general unsecured claim received either (i) its pro rata share of 20 million shares of common stock in the reorganized debtor or (ii) cash equal to 10% of the allowed amount of such holder's claim. Exit financing was provided under the plan pursuant to two separate facilities with Congress Financial Corporation ("Congress") and Kimco Capital Corporation ("Kimco") as described in more detail below.

C. PRE-PETITION CAPITAL STRUCTURE

     As noted above, prior to the Petition Date, the Debtor obtained financing pursuant to the exit financing facilities provided under the plan of reorganization in the Prior Chapter 11 Proceeding. The Debtor's primary indebtedness consisted of borrowings under (a) a revolving credit facility (the "Congress Pre-Petition Facility") with Congress and (b) a term loan and revolving credit facility (the "Kimco Pre-Petition Facility") with Kimco. The Congress Pre-

Petition Facility was a $50 million revolving credit facility (which included $25 million of availability for letters of credit) secured by a first priority lien on substantially all of the Debtor's assets, except for certain assets on which Kimco had a first priority lien. As of August 30, 2004, there were approximately $6.5 million in borrowings outstanding under the Congress Pre-Petition Facility and outstanding letters of credit aggregating $10.3 million. The Kimco Pre-Petition Facility was an approximately $75 million credit facility which included a term loan in the principal amount of $15 million and a revolving credit facility in the amount of $60 million. The Kimco Pre-Petition Facility was secured by a first priority lien on certain of the Debtor's owned real property and leasehold interests and a second priority lien on the Debtor's inventory and other assets. As of September 7, 2004, there were approximately $62 million in borrowings outstanding under the Kimco Pre-Petition Facility including the term loan.

     As described in Section III.E.2. below, pursuant to a final order dated September 29, 2004, Kimco Securities Corporation ("Kimco Securities"), an affiliate of Kimco, provided the Debtor with a $27.5 million debtor-in-possession financing facility (the "DIP Loan Facility"), which was utilized to satisfy all outstanding obligations under the Congress Pre-Petition Facility and provide the Debtor with additional working capital. Pursuant to an order of the Bankruptcy Court dated February 4, 2005, the Debtor and Kimco Securities entered into a First Amendment to the DIP Loan Facility pursuant to which Kimco Securities provided the Debtor with a term loan in the amount of $7.5 million. See Section III.E.2 below, for a further discussion of the amendment to the DIP Loan Facility. The DIP Loan Facility provides for proceeds from the asset sales of the Debtor to be used to satisfy amounts outstanding under the Kimco Pre-Petition Facility. As of March 25, 2005, the Debtor had repaid all amounts under the Kimco Pre-Petition Facility and the outstanding amounts owing under the DIP Loan Facility aggregated approximately $41.2 million. It is anticipated that outstanding amounts under the DIP Loan Facility will increase to approximately $47.7 million as of July 31, 2005.

     The Debtor's common stock is currently listed on the Over-the-Counter Bulletin Board under the symbol "FNCN.OB." As of the Petition Date, approximately 17.8 million shares of Old Common Stock of the Debtor were outstanding. Since the Petition Date, the Debtor distributed an additional approximately 2.2 million shares of Old Common Stock to holders of general unsecured claims from the Prior Chapter 11 Proceeding. Since the Petition Date, because of its liquidating posture, the Debtor has not filed required reports with the Securities and Exchange Commission.

     On the effective date of the plan of reorganization in the Prior Chapter 11 Proceeding and thereafter, (a) certain employees, officers and directors of the Debtor, (b) Cypress Merchant Banking Partners LP, an equityholder of the predecessors-in-interest to the Debtor and (c) Kimco and Third Avenue Management, LLC received warrants and options to purchase Old Common Stock with exercise prices ranging from $.65 to $1.99 per share. As of the Petition Date, there were an aggregate of approximately 12.5 million unexercised warrants and options to purchase Old Common Stock outstanding. See Section IV.G.4 below respecting the assumption of unexercised warrants and stock options.

D. CIRCUMSTANCES SURROUNDING THE CHAPTER 11 FILING

     After the conclusion of the Prior Chapter 11 Proceeding, the Debtor continued to sustain losses from operations as a result of, among other things, a general weakness in economic conditions and a steady decline in customer traffic, unfavorable weather patterns causing a decline in all markets, a general decline in the traditional live Christmas tree business and the reduction or elimination of payment terms from certain vendors and internal supply chain and logistical problems, resulting in delayed shipments and out-of-stock situations.

     To address these financial difficulties, prior to the Petition Date, the Debtor undertook various actions to improve future operations including (a) substantial administrative workforce reductions at the Debtor's headquarters,
(b) closure of a distribution center in Harrisburg, Pennsylvania, (c) closure of an under-performing store location and (d) other expense reduction initiatives including renegotiation of various leases and vendor agreements. In addition, during 2003 and 2004, the Debtor entered into a number of amendments to the Congress Pre-Petition Facility and the Kimco Pre-Petition Facility, which amendments, among other things, eliminated or amended certain financial covenants in the Congress Pre-Petition Facility, and in the most recent amendment with Kimco, provided access to overline advances under the Kimco Pre-Petition Facility for certain accounting periods.

     Despite these measures, the Debtor's financial difficulties continued. Due to the significant underperformance of a large number of the Debtor's retail store locations, the Debtor determined that the continuation of its business operations with the current configuration of all locations was not feasible. Therefore, the Debtor, with the assistance of its advisors, developed a restructuring plan which included, among other things, the closing of a substantial number of underperforming retail locations and the restructuring of the Debtor's remaining business operations through a Chapter 11 proceeding. The Debtor made every effort to obtain the financing necessary to implement the restructuring plan, but these efforts were unsuccessful.

     The convergence of these factors, coupled with the Debtor's continued liquidity crisis, compelled the Debtor to file this Chapter 11 proceeding to facilitate an orderly liquidation of the Debtor's unsustainable store operations.

               III. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE
                    ---------------------------------------------

     The Debtor has used the Chapter 11 process to conduct going-out-of business sales at each of its retail locations (the "GOB Sales"), conduct a lease auction, and maximize the value of its assets associated with its store operations all for the benefit of its estate and creditors. On April 6, 2005, the Debtor filed the Plan which the Debtor has determined will maximize the value of the Debtor's estate for the benefit of its creditors and equityholders.

A. OVERVIEW OF CHAPTER 11 AND COMMENCEMENT OF CHAPTER 11 CASE

     On September 8, 2004 (the "Petition Date"), the Debtor filed the instant Chapter 11 Case. The Debtor's Chapter 11 case was assigned to the Honorable Prudence Carter Beatty, Bankruptcy Judge for the Southern District of New York. Since the Petition Date, the Debtor has continued to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of Chapter 11 is to promote the optimization of the debtor's assets and equality of treatment for similarly situated creditors and equity interest holders with respect to the distribution of a debtor's assets.

     The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing of the debtor's bankruptcy petition. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a debtor-in-possession.

     The consummation of a plan of reorganization is the principal objective of a Chapter 11 reorganization case. Confirmation of a plan of reorganization by a bankruptcy court makes such plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan. Before soliciting acceptances of the proposed plan, however, Section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtor is submitting this Disclosure Statement to holders of Claims against and Interests in the Debtor as required by Section 1125 of the Bankruptcy Code.

     The following is a brief description of some of the more material events that have occurred to date during the Chapter 11 Case.

B. FIRST DAY ORDERS

     On the Petition Date or shortly thereafter, the Bankruptcy Court entered several orders authorizing the Debtor to pay various pre-petition claims and granting other relief necessary to help the Debtor stabilize its business operations pending completion of the GOB Sales. These orders were designed to allow the Debtor to continue business operations with minimum disruption and to ease the strain on the Debtor's relationships with its employees, customers and other parties. Included among the orders entered by the Court on or shortly after the Petition Date were orders authorizing the Debtor to: (i) pay pre-petition payroll, business expenses and other employee-related obligations;
(ii) continue and maintain its pre-petition consolidated cash management system, pre-petition bank accounts, and to use pre-petition business forms; (iii) pay pre-petition sales and use taxes; and (iv) pay pre-petition claims relating to carrier charges, custom duties and shipping charges.

C. PROFESSIONAL RETENTIONS

     The Bankruptcy Court entered orders authorizing the Debtor to retain, among others, the law firm of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, (212) 969-

3000, Attn: Alan B. Hyman, Esq. and Jeffrey W. Levitan, Esq. as bankruptcy and reorganization counsel./3/

     The Bankruptcy Court also authorized the Debtor to retain Keen Realty, LLC ("Keen") 60 Cutter Mill Road, Suite 407, Great Neck, New York 11021-3104, Attn:
Harold Bordwin as special real estate consultants to the Debtor. Keen has over 23 years of experience working with retailers to restructure their real estate and lease portfolios and providing a broad range of services including valuing, marketing and disposing of excess real estate and leases as well as negotiating lease modifications, rental reductions and lease terminations, during which time Keen has performed services for clients which have involved over 225 million square feet of retail real estate space and, in the past five years alone, has performed services involving over $1.3 billion in transactions. Keen has also served as real estate brokers and special real estate consultants in many complex bankruptcy cases.

     Pursuant to an order of the Bankruptcy Court dated September 10, 2004, the Debtor also was authorized to retain and employ certain professionals in the ordinary course of business.

D. APPOINTMENT OF CREDITORS' COMMITTEE AND PROFESSIONALS

     On September 15, 2004, the United States Trustee appointed a seven (7) member Official Committee of Unsecured Creditors in this Chapter 11 (the "Creditors' Committee") case pursuant to Section 1102 of the Bankruptcy Court to represent the interest of all holders of unsecured claims. The six (6) present members of the committee are: (i) Abacus Advisors Group, LLC, (ii) Simon Property Group, (iii) Monrovia Growers, (iv) Keen Limited, (v) American Greetings, and (vi) Ferry Morse Seed Company. Thereafter, the Court entered orders authorizing the Committee to retain (i) the law firm of Otterbourg, Steindler, Houston and Rosen, P.C. as counsel to the Creditors' Committee, (ii) the law firm of Jaspan Schlesinger Hoffman, LLP as conflicts counsel to the Creditors' Committee and (iii) the firm of Mesirow Financial Consulting, as restructuring advisors to the Creditors' Committee.

E. POST-PETITION FINANCING

     As noted above, prior to the Petition Date, the Debtor's operations were hampered by, among other things, sustained losses from operations as a result of, among other things, a general weakness in economic conditions and a steady decline in customer traffic, live Christmas tree business and the reduction or elimination of payment terms from certain vendors and internal supply chain and logistical problems, resulting in delayed shipments and out-of-stock situations. Accordingly, on the Petition Date, one of the most important issues addressed by the Debtor was obtaining access to an adequate post-petition working capital facility to enable it to continue to operate its business. In that regard, the Debtor analyzed a debtor-in-possession financing

-------------------

3 In light of the initial liquidating posture of the case, the Debtor, in consultation with the Creditors' Committee, determined that the retention of FTI Consulting, Inc. ("FTI") was only required for the initial period of the Debtor's Chapter 11 case. Therefore, FTI was retained by the Debtor only through October 10, 2004.

proposal from Kimco Securities Corporation, an affiliate of Kimco, as well as other potential alternatives. The Debtor determined that it was in the best interests of its creditors and estate to seek authorization and approval of a $27.5 million post-petition financing facility (the "DIP Loan Facility") from Kimco Securities. As noted in Section II.B. above, prior to the Petition Date, Kimco held a first priority security interest in substantially all of the Debtor's real property interests and Congress held a first priority security interest in substantially all of the Debtor's inventory. Going forward, it was determined to be in the best interest of the Debtor's estate to obtain financing from a single lender, and accordingly the Debtor negotiated with Congress to pay off all outstanding amounts under the Congress Pre-Petition Facility with proceeds of the DIP Loan Facility.

     1. APPROVAL OF DEBTOR-IN-POSSESSION FINANCING
        ------------------------------------------

     On the Petition Date, the Debtor filed an application seeking authorization for the Debtor to obtain a $27.5 million DIP Loan Facility from Kimco Securities. On September 10, 2004, the Bankruptcy Court entered an interim order approving the terms of the DIP Loan Facility on a preliminary basis and authorizing the Debtor implement such facility on an interim basis pending a final hearing. A final hearing was held on September 29, 2004, following which the Bankruptcy Court entered a final order (the "Final Order") authorizing the Debtor to obtain post-petition financing pursuant to the DIP Loan Facility on a permanent basis.

     The DIP Loan Facility matures on the earlier of September 8, 2005 or the Effective Date of the Plan and accrues interest at a per annum rate equal to the ABR/4/ plus 1%. Pursuant to the Final Order, until all amounts due under the DIP Loan Facility are satisfied in full, the Debtor is required to remit to Kimco all cash collateral arising from, or constituting proceeds of the pre-petition collateral constituting inventory or accounts receivable to be applied to the Kimco Pre-Petition Facility until such indebtedness is satisfied in full. The Final Order also provides that, as adequate protection, (a) the Debtor shall pay to Kimco, interest on the outstanding amount of the Kimco Pre-Petition Facility at a rate of 10.25% per annum, (b) Kimco is granted valid and perfected liens in all post-petition collateral to secure any diminution in value of the pre-petition collateral and (c) the Debtor is required to remit to Kimco the proceeds from the disposition of other pre-petition collateral.

     As security for the borrowings under the DIP Loan Facility, Kimco Securities was granted senior liens on substantially all of the assets of the Debtor, and a super-priority administrative expense claim (subject to a carve out for fees of the United States Trustee and specified professional fees).

-------------------

4 The DIP Loan facility defines the "ABR" as, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the prime rate in effect on such day as fixed by JPMorgan Chase Bank or (b) the Federal Funds Effective Rate in effect on such day, plus 1/2 of 1%.

2. AMENDMENT TO DIP LOAN FACILITY AND PURCHASE OF STATEN ISLAND PROPERTY

     The Debtor, in consultation with the Creditors' Committee, Kimco Securities and Keen, determined that additional value could be obtained for the Debtor's estate through the exercise of a right of first refusal to purchase a parcel of real property in Staten Island, New York (the "A&P Parcel") adjacent to a parcel owned by the Debtor. The Debtor exercised its right of first refusal to purchase the A&P Parcel and in connection therewith, on January 13, 2005, the Debtor filed a motion seeking an order authorizing the Debtor to (1) consummate the purchase of the A&P Parcel and (2) amend the DIP Loan Facility to finance such purchase. On February 4, 2005 the Bankruptcy Court entered an order authorizing the Debtor to consummate the purchase of the A&P Parcel and enter into an amendment (the "DIP Amendment") to the DIP Loan Facility with Kimco Securities to obtain additional financing in the form of a $7.5 million term loan (the "Term Loan") granting to Kimco Securities first priority liens and security interests to the same extent provided under the DIP Loan Facility.

     The DIP Amendment provides the Debtor with the right (the "Put Right"), at any time through and including March 15, 2005, and upon written notice to Kimco Securities, to sell the A&P Property to Kimco Securities in consideration for the release of the Debtor by Kimco Securities from any obligations with regard to the Term Loan including, without limitation, all accrued unpaid interest, principal, fees and other charges due in connection therewith. Accordingly, the Put Right provided under the DIP Amendment minimizes any potential downside risk to the Debtor's estate resulting from the purchase of the A&P Parcel.

     The Debtor's purchase of the A&P Parcel was consummated on or about February 14, 2005.

F. ASSET SALES

     1. THE GOING-OUT-OF-BUSINESS SALES
        -------------------------------

     On September 13, 2004, the Debtor filed a motion seeking, among other things, authorization to (1) retain the joint venture comprised of The Nassi Group, LLC, SB Capital Group, LLC, Gordon Brothers Retail Partners, LLC and Garcel, Inc., d/b/a Great American Group as liquidation consultant (collectively, the "Liquidation Consultant") and consummate the consulting agreement in connection therewith and (2) conduct the GOB Sales. By order dated September 22, 2004 the Debtor was authorized to conduct the GOB Sales which involved the sale on a final basis of all assets located at the Debtor's 169 retail locations (including certain furniture, fixtures and equipment (the "FF&E")) free and clear of all liens, claims, and encumbrances. Pursuant to the agreement with the Liquidation Consultant (the "Consulting Agreement"), the Liquidation Consultant acted as the exclusive agent for the Debtor for the limited purpose of selling all of the merchandise and FF&E located in the Debtor's retail locations and the distribution center(s) through the GOB Sales. Under the terms of the Consulting Agreement, the Liquidation Consultant guaranteed to the Debtor that the sale or other disposition of the merchandise in the GOB Sales would yield the Debtor net proceeds of not less than $43.5 million. The Liquidation Consultant received a base fee of $2,000 per Store, plus an incentive fee equal to $85,000 for each one percent (1%) or part thereof that the gross return of the GOB Sales exceeded fifty percent (50%), but not more than $750,000 in the aggregate. In addition, pursuant to the Consulting Agreement, the Liquidation Consultant was authorized, at its expense, to supplement the merchandise in the Debtor's stores with goods of like kind and quality that have previously been sold by the Debtor in the stores, for which the Debtor would receive ten percent (10%) of the net proceeds of the sale of such additional merchandise. The Liquidation Consultant guaranteed to the Debtor a recovery on such goods of at least $375,000.

     The GOB Sales commenced on or about September 24, 2004 and were completed at each of the Debtor's retail stores on or prior to December 31, 2004. The Debtor's estate received approximately $51.3 million in net proceeds from the GOB Sales.

     2. THE LEASE AUCTION
        -----------------

     To maximize the value of its estate, the Debtor determined to conduct an auction of its interests in approximately 108 of its 111 leases of non-residential real property (the "Leases"). In connection therewith, on October 27, 2004 the Court entered an order (a) establishing procedures in connection with an auction (the "Auction") of the Leases, (b) authorizing and scheduling the Auction, (c) establishing a deadline for fixing cure amounts with respect thereto, (d) authorizing the assumption and assignment of the Leases and
(e) authorizing the Debtor to enter into Lease termination agreements.

     On November 22, 2004, the Auction was held respecting the Leases at which the Debtor, in consultation with its secured lender, Keen and the Creditors' Committee, determined the successful bidders and back-up bidders for individual Leases as well as packages of Leases. In addition, and in accordance with the order authorizing the Auction, the Debtor removed certain Leases from the Auction and entered into transactions prior to the Auction. In summary, the Debtor consummated a total of approximately 62 transactions respecting (i) the assumption and assignment of approximately 44 Leases to third parties and (ii) the termination of approximately 18 Leases pursuant to agreements with the respective landlords under such Leases. Such transactions resulted in gross aggregate consideration to the Debtor's estate of approximately $13.8 million and the waiver of significant lease rejection damage claims. The vast majority of the Debtor's remaining approximately 52 Leases have been rejected pursuant to
Section 365(a) of the Bankruptcy Code.

     3. REAL PROPERTY SALES
        -------------------

     Pursuant to an Order dated November 18, 2004, the Bankruptcy Court established auction procedures in connection with the disposition of the
Debtor's portfolio of 61 parcels of owned real property (the "Owned Properties"), and scheduled two hearing dates on February 16, 2005 and March 16, 2005 for the Court to consider approval of the winning bids for the Owned
Properties. After consultation with its secured lender and the Creditors' Committee, the Debtor determined to defer conducting an auction to consider various alternatives respecting the Owned Properties. Accordingly, the February 16, 2005 hearing date was not utilized by the Debtor to seek approval of the sale of any of the Owned Properties. Subsequently, the Debtor determined to sell approximately 21 of the Owned Properties. Pursuant to orders dated March 17, 2005, the Debtor closed sale transactions respecting three of such Owned Properties on or about March 29, 2005 resulting in proceeds in the amount of $3.76 million. An auction for four other Owned Properties was held on March 29, 2005, and the Debtor intends to seek approval of the sale of such properties at a hearing scheduled for April 7, 2005, which should result in proceeds in the amount of $3.96 million. Additionally, an auction for other
Owned Properties is scheduled for April 18, 2005 with respect to offers aggregating $5.4 million, and the Debtor intends to seek approval of the sale of such properties at a hearing scheduled for April 27, 2005. The Debtor anticipates that it will consummate additional sales of Owned Properties resulting in additional proceeds of approximately $8.18 million for total sale proceeds of $25 million.

     4. POINT-OF-SALE EQUIPMENT AND PERSONAL PROPERTY STIPULATIONS
        ----------------------------------------------------------

     In connection with the disposition of substantially all of the Debtor's assets, the Debtor solicited offers for the purchase of certain point-of-sale equipment located at each of the Debtor's retail locations including, but not limited to, cash registers, receipt printers, register scanners, handheld scanners and other equipment (collectively, the "POS Equipment"). The Debtor determined that the POS Equipment would no longer be necessary to its estate upon the conclusion of the GOB Sales. The Debtor negotiated an agreement with DataMax System Solutions ("DataMax") to sell the POS Equipment "as is, where is" for a purchase price of $571,000 in cash, plus de-installation and freight charges for the POS Equipment. A stipulation and agreed order authorizing the Debtor to consummate the sale of the POS Equipment to DataMax was approved by the Court on December 13, 2004.

     In addition, a stipulation and agreed order was entered on November 8, 2004, authorizing the Debtor to consummate transactions respecting certain personal property (the "Ordinary Course Stipulation"). Pursuant to the Ordinary Course Stipulation, the Debtor is authorized to sell or otherwise dispose of personal property (including but not limited to, furniture, fixtures, equipment and automobiles) with a book value of $25,000 or less without prior notice and personal property for which the Debtor would receive between $25,000 and $200,000, upon notice to counsel for the Creditors' Committee and counsel for Kimco. The Debtor has consummated several transactions pursuant to the Ordinary Course Stipulation.

G. SATISFACTION OF MORTGAGE OBLIGATIONS

     In addition to the Debtor's primary indebtedness described above, the Debtor also is indebted to five (5) lenders (the "Mortgage Lenders") under separate promissory notes which are secured by mortgages on 21 of the 61 Owned Properties. In furtherance of the Debtor's efforts to maximize the value of its estate, the Debtor determined that it was in the best interests of its estate and creditors to satisfy monthly payment obligations to the Mortgage Lenders, including real estate tax obligations. The Debtor believes that the value of such properties may very well be greater than the secured obligations encumbering the properties, and accordingly payment of such obligations would avoid the assertion of default interest, late fees or other penalties. Accordingly, pursuant to an Order of the Bankruptcy Court dated November 18, 2004, the Debtor was authorized to satisfy all obligations to the Mortgage Lenders and real estate taxes on the mortgaged properties in the aggregate approximate amount of $533,000 as of November 1, 2004, and approximately $178,000 per month going forward.

H. EXTENSION OF TIME TO ASSUME OR REJECT LEASES

     Pursuant to Section 365(d)(4) of the Bankruptcy Code, the Debtor was required to assume or reject its nonresidential real property leases within 60 days of the Petition Date (I.E., by November 8, 2004)/5/ absent an extension of such time period by the Bankruptcy Court. By Order dated October 26, 2004, the Bankruptcy Court extended the time within which the Debtor may assume or reject its nonresidential real property leases through and including February 1, 2005 for all store locations except for the Debtor's locations identified as Stores Nos. 74, 91 and 236 which were extended through and including March 1, 2005. Thereafter, on or about January 13, 2005, the Debtor filed a motion seeking a further extension of the time to assume or reject and on January 28, 2005, the Court entered a bridge order extending the Debtor's time to assume or reject the leases through the entry of an order on the motion. On February 4, 2005, the Bankruptcy Court entered an order further extending the Debtor's time to assume or reject certain remaining Leases that have not yet been disposed of by the Debtor through and including June 1, 2005.

I. EXTENSION OF EXCLUSIVE PERIODS

     Pursuant to Section 1121(b) of the Bankruptcy Code, the Debtor's exclusive period to file a plan of reorganization and solicit votes thereon (together, the "Exclusive Periods") were initially scheduled to expire on January 6, 2005 and March 7, 2005, respectively. By order dated December 13, 2004, the Bankruptcy Court extended the Exclusive Periods for an additional 90 days to file a plan through and including April 6, 2005 and to solicit votes thereon through and including June 6, 2005.

J. CLAIMS PROCESS AND BAR DATE

     On or about November 12, 2004, the Debtor filed its Schedules of Assets and Liabilities (collectively, the "Schedules"), Statement of Financial Affairs and Schedule of Executory Contracts and Unexpired Leases. Thereafter, after further review of its books and records, on or about December 12, 2004, the Debtor amended its Schedules. On December 29, 2004, the Bankruptcy Court entered an Order (i) fixing February 8, 2005 (the "Bar Date") as the deadline for all creditors of the Debtor, except governmental units, to file proofs of claim against the Debtor's estate, (ii) fixing 180 days from the Petition Date (I.E., March 8, 2005) as the deadline for all governmental unit creditors of the Debtor to file proofs of claim against the Debtor's estate. The Bar Date order provides, except as set forth therein, that any holder of a Claim that fails to file a timely proof of claim on or before the Bar Date (or solely with respect to governmental units, by the deadline for governmental claims) (a) shall be forever barred, estopped and permanently enjoined from asserting such claim against the Debtor, its successor or its property (or filing a proof of claim with respect thereto) and the Debtor, its successor and its property shall be forever discharged from any and all indebtedness or liability with respect to such claim, (b) shall not be treated as a creditor for purposes of voting on and distribution under

-------------------

5 The sixtieth (60th) day actually fell on November 7, 2004, which was a Sunday. Therefore, pursuant to Bankruptcy Rule 9006, the deadline was automatically extended until November 8, 2004.

a plan of reorganization in this Chapter 11 case with respect to such claim, and
(c) shall not be entitled to receive any further notices regarding such claim.

     A total of approximately 6,000 claims were scheduled and filed against the Debtor's estate with an aggregate asserted liability of approximately $86.5 million. After a preliminary review of such Claims and a comparison thereto to its books and records, the Debtor believes that the foregoing claims include, among other things, invalid, overstated, objectionable and duplicative claims. The Debtor estimates that the approximate amount of Allowed Claims as of (and arising from the occurrence of) the Effective Date per category and Class will be as follows: Administrative Claims: $3.5 million (not including accrued and unpaid professional fees as of the Effective Date and trade claims and accrued liabilities to be paid in the ordinary course of business); Priority Tax Claims:
$650,000  and  Class 1 -  Priority  Claims:  $350,000;  Class 2 - Kimco  Secured
Claims: $47.7 million; Class 3 - General Secured Claims: $13.7 million; and Class 4 - General Unsecured Claims: $50 million./6/

     In addition, on March 3, 2005, the Court entered an order fixing April 15, 2005, as the deadline for certain creditors to file administrative expense claims against the Debtor's estate incurred from the Petition Date through February 28, 2005.

K. EMPLOYMENT OF WIND-DOWN OFFICERS

     As noted above, the Debtor determined that the retention of FTI as financial advisors to the Debtor was only appropriate for the initial period of the Debtor's Chapter 11 case. As a result of consultation with the Creditors' Committee, the Debtor agreed that it would be more cost effective to retain individuals with experience in retail liquidations to assist the Debtor in all tasks necessary in connection with the wind-down of the Debtor's estate. Accordingly, on November 4, 2004, the Debtor filed a motion seeking authorization for the Debtor to retain Mark von Mayrhauser and Linda Cote, each as a Vice President, Liquidation (the "Wind-Down Officers"), at an hourly rate to assist in the wind down of the Debtor's estate. The motion also provided that the Wind-Down Officers may be entitled to participate in a Performance Incentive Plan ("PIP") that could provide incentives based upon creditor recoveries. The terms of any PIP will be determined in consultation with, and subject to the approval of, the Creditors' Committee.

     The Wind-Down Officers had substantial experience in the retail industry, including working with a large retailer in a Chapter 11 liquidation. The Bankruptcy Court entered an order authorizing the Debtor to employ Mr. von Mayrhauser and Ms. Cote as Wind-Down Officers on

-------------------

6 The Debtor has begun the process of reconciling proofs of claim with its books and records. As of the date hereof, the Debtor has filed two omnibus objections to claims seeking to disallow and expunge, fix and allow, reclassify and/or reduce and allow approximately 1440 claims aggregating approximately $11.6 million. A hearing to consider the objections is scheduled for April 27, 2005. Because the Bar Date occurred recently, the Debtor is still in the process of reviewing claims and accordingly, the actual Allowed amount of filed and scheduled claims could vary from the Debtor's estimates and any such variance could be material. The Debtor's estimates are without prejudice to all of its rights, defenses and objections to all filed and scheduled claims.

November 19, 2004. During this Chapter 11 case, the Wind-Down Officers have assisted the Debtor in the operation of its business through the conclusion of the GOB Sales, the disposition of the Debtor's interests in personal property and leaseholds, the preparation of financial reporting required under the DIP Loan Facility and by the Office of the United States Trustee and the claims reconciliation process.

L. MODIFICATION OF DEBTOR'S PRE-PETITION SEVERANCE PLAN

     Immediately prior to the Petition Date, the Debtor terminated approximately 91 employees at its corporate headquarters. In addition, after the Petition Date, the Debtor terminated certain remaining corporate employees as the estate no longer required the services of such employees. As a result of such terminations, the Debtor would have incurred substantial obligations under its pre-petition severance plan. Therefore, in an effort to provide a financial bridge to terminated employees and to satisfy claims against the estate, on October 8, 2004 the Debtor filed a motion seeking authorization to modify the terms of its pre-petition severance plan. An order authorizing the Debtor to modify its pre-petition severance plan was entered by the Court on October 26, 2004. The modification reduced benefits offered under the severance plan by one-third and resulted in savings to the Debtor's estate of in excess of $430,000. Modification of the severance plan was determined to be appropriate and fair to the terminated employees because it allowed such employees to receive benefits immediately and reduced uncertainty to the employees respecting distributions on any claims asserted by the employees and eliminated any issues concerning a possible termination of the severance plan pursuant to its terms.

M. KEY EMPLOYEE RETENTION BONUSES

     In October, 2004, the Debtor filed a motion to approve a retention bonus program (the "Retention Program") for specified key members of its corporate employees (the "Key Employees"). The Debtor believes that the commencement of this Chapter 11 case engendered uncertainty and anxiety among the its employees, particularly given the liquidating posture of the Debtor's case. Accordingly, to prevent the departure of the Key Employees, and the need to maintain the Debtor's operations through the conclusion of the GOB Sales, reconcile claims filed against the Debtor's estate and perform numerous other tasks in connection with the wind down of the Debtor's estate, the Debtor developed the Retention Program to provide incentives to such Key Employees to remain with the Debtor through certain specified time periods as their services were needed.

     The Retention Program was approved by the Bankruptcy Court on October 26, 2004. As approved, the Retention Program provided that four (4) officers and six
(6) non-officer employees of the Debtor each are entitled to receive a lump sum retention payment at the conclusion of a specified employment period provided that such employee (i) has not voluntarily resigned his or her employment with the Debtor, (ii) has not been terminated by the Debtor for cause and (iii) remains employed by the Debtor for a specified minimum period of time after the Petition Date. The maximum retention payments provided under the Retention Plan aggregate approximately $600,000.

     Subsequent to the implementation of the Retention Plan and the loss of certain key employees, the Debtor determined, after consultation with its creditor constituencies, that the Retention Plan, as approved, needed to be enhanced. By a motion filed on November 19, 2004, the Debtor sought to amend the Retention Plan by increasing the retention bonuses to be paid to five (5) of the participants in the original Retention Plan and to add ten (10) additional employees (the "Amended KERP Employee"). On November 30, 2004 the Bankruptcy Court approved the Debtor's motion to amend the Retention Plan. Under the amendment (the "Amendment") to the Retention Plan, each Amended KERP Employee is entitled to a retention bonus payment (a "Retention Bonus") equal to 50% of such employee's base pay for each week worked after December 4, 2004, provided such Amended KERP Employee (i) has not voluntarily resigned his or her employment with the Debtor, (ii) has not been terminated by the Debtor for cause and (iii) remains employed by the Debtor through their expected termination date.7 In addition, the Amendment provides that in the event that an Amended KERP Employee is terminated by the Debtor without cause, or upon such employee's death or disability prior to their expected termination date, such Amended KERP Employee will be entitled to receive the accrued Retention Bonus through the date of termination, plus 50% of the remaining Retention Bonus such employee would otherwise be entitled to receive had the employee remained employed by the Debtor through the expected termination date.

     Additionally, the Amendment provides that the Amended KERP Employees will receive payment of severance benefits to which such employees would be entitled under the Debtor's severance plan, as amended. (See Section III.K. of this Disclosure Statement). Finally, the Amendment provides for a discretionary pool in the aggregate amount of $30,000 for distribution to Amended KERP Employees at the discretion of the Wind-Down Officers.

     Finally, except for the severance and accrued vacation payments, the Retention Bonuses will be in full and final satisfaction of any claims the Amended KERP Employees have against the Debtor's estate.

N. EMPLOYEE BENEFIT PLANS

     1. TERMINATION OF CERTAIN EMPLOYEE BENEFIT PLANS
        ---------------------------------------------

     Prior to the Petition Date, the Debtor maintained certain health and welfare plans for the benefit of its employees including (a) the Frank's Nursery & Crafts Health Plan (the "Health Plan") that provides medical and prescription drug benefits to full-time employees, (b) an employee-paid insured medical program made available to part-time employees, (c) an executive medical insurance program for the benefit of the Debtor's Chief Executive Officer and one other individual, (d) the Frank's Nursery & Crafts Flexible Spending Plan that offers health and dependent care spending accounts and (e) the Frank's
Nursery & Crafts Group Insurance Plan (the "Group Insurance Plan"), which provided, INTER ALIA, vision, long-term disability, life

-------------------

7 In addition, in accordance with the terms of the Order Authorizing Payment of Certain Pre-Petition Payroll and Other Employee Obligations dated September 9, 2004, upon termination, each Amended KERP Employee will receive compensation for accrued vacation.

insurance, accidental death & dismemberment, personal accident, business travel accident, employee assistance, short-term disability and group legal benefits (collectively, the "Employee Benefit Plans").

     In an effort to minimize administrative obligations of the Debtor's estate, and in connection with the conclusion of the GOB Sales and the termination of the vast bulk of the Debtor's employees, the Debtor determined that it was necessary to terminate the Employee Benefit Plans because if the Debtor were to maintain such plans it would be obligated to provide continuation coverage under certain of the Employee Benefit Plans pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") to terminated employees who elected such coverage. Providing COBRA continuation coverage would have resulted in significant expenditures for which the Debtor's estate would receive no benefit. Accordingly, on November 30, 2004, the Debtor filed a motion (the "Employee Benefit Motion") seeking authorization for to terminate the Employee Benefit Plans effective on or about January 15, 2005.

     Even after termination of the Employee Benefit Plans, "run-out" obligations (the "Run-Out Obligations") to participants incurred prior to termination that may not have been reimbursed prior to termination (for example, a doctor's visit prior to termination that had not been billed) would continue to accrue under certain of the Employee Benefit Plans. Accordingly, the Employee Benefit Motion sought authorization for the Debtor to continue to satisfy all Run-Out Obligations under the applicable Employee Benefit Plans estimated to aggregate $665,000, so that the Debtor's employees would not be forced to satisfy such amounts using their own funds. An order authorizing the Debtor to terminate the Employee Benefit Plans was entered by the Bankruptcy Court on December 21, 2004, and such plans were terminated by the Debtor on or about January 15, 2005.

     2. RETIREE LIFE INSURANCE BENEFITS
        -------------------------------

     The Debtor maintains life insurance policies (the "Policies") for approximately 30 former employees of General Host Corporation and its subsidiaries (collectively, "General Host"). General Host was the predecessor-in-interest to the Debtor. The benefits provided under the Policies range from $1,000 to $7,500 per individual, and the cost to the Debtor's estate to maintain such Policies aggregates approximately $375 per month. On March 31, 2005, the Debtor filed a motion seeking authorization to prepay the benefits under the Policies for an aggregate cost of $54,100. A hearing to consider the motion is scheduled for April 27, 2005.

O. REQUEST TO APPOINT AN EQUITY COMMITTEE

     By a letter dated March 29, 2005, certain shareholders (the "Ad Hoc Committee of Equity Holders") of the Debtor requested the Office of the United States Trustee to appoint a committee of equity holders in the Chapter 11 Case. The Debtor and the Creditors' Committee opposed such request. As a result of certain modifications to the Plan and Plan Documents, the Ad Hoc Committee of Equity Holders have withdrawn their request for appointment of a committee of equity holders and are supporting the Plan.

                            IV. OVERVIEW OF THE PLAN
                                --------------------

A.    FORMULATION OF PLAN

     As noted above, the Debtor engaged in extensive restructuring negotiations with representatives of the Creditors' Committee and its pre- and post-petition secured lenders. Although the Court previously approved procedures in connection with the disposition of the Owned Properties, the Debtor, in consultation with its pre- and post-petition secured lenders and the Creditors' Committee, evaluated its alternatives respecting various plan of reorganization scenarios which would contemplate either retention or sale of all or a portion of the Owned Properties.

     Although the Debtor initially intended to sell the Owned Properties and confirm a liquidating plan, based on the value of the Owned Properties, the Debtor, its secured lenders and the Creditors' Committee determined that because the Plan Investors would provide adequate financing, a plan of reorganization where the majority of the Owned Properties were retained for future sale or development was in the best interests of the Debtor, its estate, and the holders of claims and interests. THE DEBTOR AND ITS MAJOR EQUITY HOLDERS ALL SUPPORT CONFIRMATION OF THE PLAN AND STRONGLY URGE ALL HOLDERS OF IMPAIRED INTERESTS TO VOTE TO ACCEPT THE PLAN.

B. GENERAL

     The following is a summary intended as a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is annexed hereto as Exhibit A. Holders of Claims and Interests are respectfully referred to the relevant provisions of the Bankruptcy Code and are encouraged to review the Plan and this Disclosure Statement with their counsel.

     In general, a Chapter 11 plan of reorganization must (i) divide claims and equity interests into separate categories and classes, (ii) specify the treatment that each category and class is to receive under such plan, and (iii) contain other provisions necessary to implement the reorganization of a debtor. A Chapter 11 plan may specify that the legal, equitable, and contractual rights of the holders of claims or equity interests in certain classes are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to vote to accept the plan. Accordingly, it is not necessary to solicit votes from holders of claims or equity interests in such "unimpaired" classes. Pursuant to Section 1124(1) of the Bankruptcy Code, a class of claims or interests is "impaired," and entitled to vote on a plan, unless the plan "leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder of such claim or interest."

     The Debtor believes that (i) under the Plan holders of impaired Interests will obtain a greater recovery than they would otherwise obtain if the assets of the Debtor were liquidated under Chapter 7 of the Bankruptcy Code and (ii) the Plan will enable the Debtor to emerge from Chapter 11 as a viable enterprise.

C. CLASSIFICATION OF CLAIMS AND INTERESTS

     Section 1122 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims and equity interests of a debtor's creditors and equity interest holders. In compliance with Section 1122, the Plan divides the holders of Claims and Interests into two categories (Administrative Expense Claims and Priority Tax Claims) and 6 Classes, and sets forth the treatment offered to each Class./8/ These Classes take into account the differing nature and priority of Claims against the Debtor. Section 101(5) of the Bankruptcy Code defines "Claim" as a "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured" or a "right to an equitable remedy for breach of performance if such breach gives rise to a right to payment whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured." 11 U.S.C. ss.101(5). A "Claim" against the Debtor also includes a Claim against property of the Debtor, as provided in Section 102(2) of the Bankruptcy Code. 11 U.S.C. ss.102(2). An interest is an equity interest in a debtor.

     For the holder of a Claim to participate in a reorganization plan and receive the treatment offered to the class in which it is classified, its Claim must be "Allowed." Under the Plan, an Allowed Claim is defined as: (i) a Claim that has been listed by the Debtor in its Schedules, as such Schedules have been or may be amended from time to time in accordance with Bankruptcy Rule 1009, and
(x) is not listed as disputed, contingent or unliquidated, and (y) is not a Claim as to which a proof of claim has been filed; (ii) a Claim as to which a timely proof of Claim has been filed as of the Bar Date in a sum certain and either (x) no objection thereto, or application to estimate, equitably subordinate, reclassify or otherwise limit recovery, has been made on or before any applicable deadline, or (y) if an objection thereto, or application to estimate, equitably subordinate, reclassify or otherwise limit recovery, has been interposed, the extent to which such Claim (whether in whole or in part) has been allowed by a Final Order; (iii) a Claim arising from the recovery of property under Section 550 or 553 of the Bankruptcy Code and allowed in accordance with Section 502(h) of the Bankruptcy Code; (iv) any Claim expressly allowed under the Plan, (v) any Claim expressly allowed by Final Order and (vi) any Claim as to which the Debtor or Reorganized FNC has determined not to interpose an objection as set forth in a schedule to be filed by the Debtor on the Effective Date, which schedule shall be updated quarterly. Under the Plan, an Allowed Interest is defined as: (i) an Interest which is registered as

-------------------

8 A debtor is required under Section 1122 of the Bankruptcy Code to classify the claims and interests of its creditors and interest holders into classes containing claims and interests that are substantially similar to the other claims or interests in such class. While the Debtor believes that its classification of all Claims and Equity Interests is in compliance with the provisions of Section 1122 of the Bankruptcy Code, it is possible that a holder of a Claim or Equity Interest may challenge the Debtor's classification scheme and the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, it is the present intent of the Debtor, to the extent permitted by the Bankruptcy Court, to modify the Plan to provide for whatever reasonable classification might be required by the Bankruptcy Court for Confirmation, and to use the acceptances received by the Debtor from any holder of a Claim or Equity Interest pursuant to this solicitation for the purpose of obtaining the approval of the Class or Classes of which such holder of a Claim or Equity Interest is ultimately deemed to be a member.

of the Record Date in such stock register as may be maintained on behalf of the Debtor, (ii) an Interest expressly allowed by Final Order, (iii) any Interest as to which no objection has been interposed and (iv) any Interest as to which the Debtor or Reorganized FNC has determined not to interpose an objection.

D. TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

     The Plan  segregates  the various  Claims  against,  and  Interests in, the
Debtor into Administrative Expense Claims, Priority Tax Claims, Class 1 consisting of Priority Claims, Class 2 consisting of Kimco Secured Claims, Class 3 consisting of General Secured Claims, Class 4 consisting of General Unsecured Claims, Class 5 consisting of Equity Interests, and Class 6 consisting of Convenience Interests.

     Under  the  Plan,  Claims  in  Classes  1, 2, 3 and 4 are  unimpaired,  and
Interests in Classes 5 and 6 are impaired. In the Debtor's opinion, the treatment accorded to the impaired Classes of Interests under the Plan represents the best treatment which can be provided to such Classes under the circumstances pursuant to the priority provisions of the Bankruptcy Code. Set forth below is a summary of the Plan's treatment of the various categories and Classes of Claims and Interests. This summary is qualified in its entirety by the full text of the Plan. In the event of an inconsistency between the Plan and the description contained herein, the terms of the Plan shall govern. The Plan is complicated and substantial. Time should be allowed for its analysis; consultation with a legal and/or financial advisor is recommended and should be considered.

     1. UNCLASSIFIED CATEGORIES OF CLAIMS
        ---------------------------------

          a. CATEGORY 1 -- ADMINISTRATIVE EXPENSE CLAIMS
             -------------------------------------------

          Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. Administrative Expense Claims include all costs incurred in the operation of the Debtor's businesses after the Petition
Date, the fees and expenses of Professionals retained by the Debtor and the Creditors' Committee, and the fees due to the United States Trustee pursuant to 28 U.S.C. ss. 1930. Under the Plan, all Administrative Expense Claims shall be paid in full, in Cash, in such amounts as (a) are incurred in the ordinary course of business by the Debtor when and as such Claims become due and owing,
(b) are Allowed by the Bankruptcy Court upon the later of the Effective Date or as soon thereafter as practicable, the date upon which there is a Final Order allowing such Administrative Expense Claim or any other date specified in such order, or (c) may be agreed upon between the holder of such Administrative Expense Claim and the Debtor or Reorganized FNC, as the case may be. Other than accrued and unpaid professionals fees and expenses (estimated to be approximately $400,000 as of the Effective Date), the Debtor estimates that the amount of Administrative Expense Claims to be paid on the Effective Date will be approximately $3.5 million./9/

-------------------

9 The Debtor, the Creditors' Committee and the Plan Investors have agreed not to oppose any request by counsel for the Ad Hoc Committee of Equity Holders for reimbursement of fees and expenses pursuant to

          On the Effective Date, all outstanding obligations of the Debtor to the DIP Lender pursuant to the DIP Loan Documents and the DIP Financing Order, if any, shall be fully and finally satisfied in accordance with the terms of the DIP Loan Documents, the DIP Financing Order and the Plan.

          All entities seeking an award by the Bankruptcy Court of Professional Fees, or of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under Sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, (i) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within thirty (30) days after the Confirmation Date; objections shall be filed no later than fifteen (15) days after filing, and (ii) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (x) on the later of the Effective Date or the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, (y) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtor or, on and after the Effective Date, Reorganized FNC or (z) in accordance with the terms of any applicable administrative procedures order entered by the Bankruptcy Court. All Professional Fees for services rendered in connection with the Chapter 11 Case and this Plan after the Confirmation Date, including, without limitation, those relating to the occurrence of the Effective Date and the resolution of Disputed Claims, shall be paid by Reorganized FNC upon receipt of an invoice therefor, or on such other terms as the Debtor may agree to, without the need for further Bankruptcy Court authorization or entry of a Final Order. If Reorganized FNC and any Professional cannot agree on the amount of post-Confirmation Date fees and expenses to be paid to such Professional, such amount shall be determined by the Bankruptcy Court.

          b. CATEGORY 2 -- PRIORITY TAX CLAIMS

          Priority Tax Claims are Claims of governmental units entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code. Allowed Priority Tax Claims shall be paid in full, in Cash, upon the later of (i) the Effective Date or as soon thereafter as practicable, (ii) the date upon which there is a Final Order allowing such Claim as an Allowed Priority Tax Claim,
(iii) the date that such Allowed Priority Tax Claim would have been due if the Chapter 11 Case had not been commenced, or (iv) upon such other terms as may be agreed to between the Debtor and any holder of an Allowed Priority Tax Claim; PROVIDED, HOWEVER, that the Debtor may, at its option, in lieu of payment in full of Allowed Priority Tax Claims on the Effective Date, make Cash payments respecting Allowed Priority Tax Claims deferred to the extent permitted by
Section 1129(a)(9) of the Bankruptcy Code and, in such event, the principal amount of such Allowed Priority Tax Claims shall be amortized in equal annual installments over six (6) years from the date of assessment and interest shall accrue from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim at (x) a rate equal to the effective yield on the three-

-------------------

     Section 503(b)(3)(D) of the Bankruptcy Code up to an aggregate amount of $50,000. Any such request shall be subject to approval of the Bankruptcy Court.

month treasury bill sold at the auction immediately preceding the Effective Date or (y) a rate to be agreed to by the Debtor (or Reorganized FNC, as the case may be) and the appropriate governmental unit or, if they are unable to agree, as determined by the Bankruptcy Court. The Debtor estimates that the amount of Priority Tax Claims that have not previously been paid pursuant to orders of the Bankruptcy Court and thus will be required to be paid on the Effective Date will be approximately $650,000.

     2. UNIMPAIRED CLASSES OF CLAIMS

     A Chapter 11 plan may specify that the legal, equitable, and contractual rights of the holders of Claims or equity interests in certain classes are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to vote to accept the plan. Accordingly, it is not necessary to solicit votes from holders of Claims or Interests in such "unimpaired" classes. Under the Debtor's Plan, the Class of Priority Claims, Kimco Secured Claims, General Secured Claims and General Unsecured Claims are unimpaired and, therefore, are deemed to have accepted the Plan.

          a. CLASS 1 -- PRIORITY CLAIMS
             --------------------------

          Class 1, consisting of Priority Claims, is not impaired by the Plan. Consequently, each holder of an Allowed Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. Priority Claims are Claims entitled to priority in accordance with Section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include, but are not limited to, unsecured claims for accrued employee compensation earned within 90 days prior to commencement of the Chapter 11 Cases to the extent of $4,650 per employee and contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Cases but only to the extent of the number of employees covered by such plans multiplied by $4,650 less the aggregate amount paid to such employees from wages, salaries or commissions.

          Each holder of an Allowed Priority Claim shall receive, in full and final satisfaction of such holder's Allowed Priority Claim, Cash in an amount equal to such Allowed Priority Claim on the later of (i) the Effective Date and
(ii) the date such Priority Claim becomes an Allowed Priority Claim, or as soon thereafter as practicable, unless the holder of an Allowed Priority Claim and the Debtor (or Reorganized FNC, as the case may be), agree to a different treatment thereof, provided that such treatment is not more favorable than the treatment outlined above.

          b. CLASS 2 -- KIMCO SECURED CLAIMS
             -------------------------------

               I. DESCRIPTION AND TREATMENT OF KIMCO SECURED CLAIMS
                  -------------------------------------------------

     Class 2, consisting of the Kimco Secured Claims, is not impaired by the Plan. Consequently, Kimco is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. On the Effective Date, the Kimco Secured Claims shall be deemed Allowed in the full amount owing under the Pre-Petition Credit Agreement through the

Effective Date including all accrued and unpaid interest, fees and other expenses estimated to aggregate $47.7 million.

     On the Effective Date, Kimco shall receive, in full and final satisfaction of the Kimco Secured Claims, Cash in an amount equal to such Allowed Kimco Secured Claims.

               II. CANCELLATION
                   ------------

     Kimco consents to the cancellation and release of all agreements, instruments and other documents securing the obligations of the Debtor under the Pre-Petition Credit Agreement (including, without limitation, any outstanding letters of credit). Kimco shall be authorized and directed to execute and deliver such documents and releases reasonably necessary to evidence the foregoing.

          c. CLASS 3 -- GENERAL SECURED CLAIMS
             ---------------------------------

     Class 3, consisting of General Secured Claims, is not impaired by the Plan. Consequently, each holder of an Allowed General Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. Each General Secured Claim shall constitute a separate Class numbered 3.1, 3.2, 3.3 and so on. General Secured Claims consist of all Secured Claim other than the Kimco Secured Claims.

     To the extent not satisfied by the Debtor in the ordinary course of business prior to the Effective Date, at the option of Reorganized FNC, a holder of an Allowed General Secured Claim (i) shall retain its lien and such holder's Allowed General Secured Claim shall be reinstated and rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code or (ii) shall receive Cash in an amount equal to such holder's Allowed General Secured Claim, including any interest on such holder's Allowed General Secured Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such General Secured Claim becomes an Allowed General Secured Claim, PROVIDED, HOWEVER, that Reorganized FNC shall make such Cash payment to the holder of any Allowed General Secured Claim that is entitled to a premium or penalty on the payment of its claim prior to its stated maturity if such holder waives and releases the Debtor from any liability associated with pre-payment of such Allowed General Secured Claim. The Confirmation Order shall provide that the Debtor shall make all monthly payments that become due and owing prior to the Effective Date on account of General Secured Claims. In the event that an Allowed General Secured Claim is reinstated, the holder of the Allowed General Secured Claim shall retain its lien and such reinstatement shall not affect the holder's ability to assert any rights or remedies prescribed by the applicable loan documents upon any future event of default, including but not limited to late charges, default interest, pre-payment penalties, and defeasance payments. On the Effective Date or the date that any payment is due, Reorganized FNC shall (x) pay any undisputed portion of a General Secured Claim and (y) establish an interest bearing escrow account with respect to any disputed amounts pending agreement between the parties or a Final Order of the Bankruptcy Court. The Debtor shall file an objection to any portion of a General Secured Claim that it disputes within 60 days of the Effective Date if an agreement has not been previously reached between the parties as to the amount of the claim.

     The transactions contemplated the Plan shall not be a "change of control" under any note, mortgage, loan or security agreement.

          d. CLASS 4 -- GENERAL UNSECURED CLAIMS
             -----------------------------------

     Class 4, consisting of General Unsecured Claims, is not impaired by the Plan. Consequently, each holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

               I. TREATMENT OF GENERAL UNSECURED CLAIMS.
                  -------------------------------------

     On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such holder's Allowed General Unsecured Claim, a Cash payment equal to the Allowed amount of such Claim, plus post-petition interest at a rate of 2.10% per annum for the period from the Petition Date through the Effective Date.

     The interest rate provided to holders of Allowed General Unsecured Claims represents the federal judgment rate of interest pursuant to 28 U.S.C. ss.1961(a) in effect as of the Petition Date.

               II. TORT CLAIMS.
                   -----------

     All Tort Claims are Disputed General Unsecured Claims. Any holder of a Tort Claim must have filed a proof of claim prior to the Bar Date or be forever barred from asserting a Claim against the Debtor or its property. Any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Case shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending as of the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court. Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of the Bankruptcy Court, shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in the Plan shall impair the Debtor's right to seek estimation of any or all Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim. Any Allowed Tort Claim which is also an Allowed Insured Claim shall be treated in accordance with Section 6.8 of the Plan.

     3. IMPAIRED CLASSES
        ----------------

          Pursuant to Section 1124 of the Bankruptcy Code, a class of Claims or Interests is impaired unless the legal, equitable, and contractual rights of the holders of Claims or Interests in such class are not modified or altered. Holders of Allowed Claims and Interests in impaired classes that receive or retain property under a plan are entitled to vote on a debtor's plan of reorganization. Under the Debtor's Plan, the Class of Equity Interests and Convenience Interests are impaired and, therefore, are entitled to vote on the Debtor's Plan.

               a. CLASS 5 -- EQUITY INTERESTS
                  ---------------------------

               Class 5, consisting of Equity Interests, is impaired by the Plan. Consequently, each holder of an Allowed Equity Interest shall be entitled to vote to accept or reject the Plan. Equity Interests consist of Allowed Interests of a single holder that equal more than 5,000 shares of Old Common Stock.

               On the Effective Date, each of the shares of Old Common Stock shall be cancelled, annulled and extinguished and the holders of Allowed Equity Interests shall be entitled to receive, at the option of each such holder, either (1) a Cash payment equal to $.75 per share for each of such holder's shares of Old Common Stock, in full and final satisfaction of such Allowed Equity Interest or (2) (i) shares of New FNC Common Stock equal to the number of shares of Old Common Stock held by such holder (which are subject to dilution) and (ii) the Equity Participation Right, PROVIDED, HOWEVER, THAT A HOLDER OF AN EQUITY INTEREST MAY ONLY EXERCISE THE EQUITY PARTICIPATION RIGHT IF SUCH HOLDER IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D OF THE SECURITIES ACT OF 1933 (AS AMENDED) AND HOLDS 100,000 SHARES OF OLD COMMON STOCK OR MORE. Any holder of an Equity Interest that does not elect treatment on the ballot accompanying the Disclosure Statement, shall be deemed to have elected to receive Cash in an amount equal to $.75 per share for each of such holder's shares of Old Common Stock. Assuming that $110 million in funding is required, a holder of 100,000 shares (or .5% of the Old Common Stock) will be entitled to receive .5% of the new investment, or $550,000, consisting of $450,000 in New Senior Notes and $100,000 of New FNC Common Stock at $0.75 per share. After the Confirmation Date, each holder of Equity Interests that elects to exercise its Equity Participation Right shall receive a letter of transmittal with instructions and information respecting the amount of such holder's investment and the New FNC Common Stock and New Senior Notes that such holder will receive in exchange therefor. Each of the Plan Investors shall be deemed to have elected to exchange its respective shares of Old Common Stock for New FNC Common Stock.

               By way of example, assuming (a) that the Plan Investors hold 11.4 million shares of Old Common Stock on the Effective Date, (b) that there are 20 million shares of Old Common Stock outstanding on the Effective Date, (c) that no outstanding warrants or stock options have been exercised prior to the Confirmation Date, (d) that the investment under the Investment Agreement aggregates $110 million (i.e. the $20 million New Equity Investment, plus New Senior Notes in the amount of $90 million)/10/ and (e) that holders of an aggregate of 4.6 million

-------------------

10 The Plan provides that the amount of the New Senior Notes will be up to $120 million, less net proceeds from the sale(s) of real property owned by the Debtor prior to the Effective Date and less the aggregate amount of any General Secured Claims that remain outstanding after giving effect to the payments required to be made on or about the Effective Date. However, for purposes of the above examples, the Debtor assumes that the New Senior Notes will aggregate $90 million to account for any property sales that are included in the Debtor's estimate of $25 million in proceeds of assets sales that have not been consummated prior to the Effective Date.

Equity Interests elect to exchange their shares of Old Common Stock for New FNC Common Stock and exercise their Equity Participation Rights, each holder of an Equity Interest that holds 100,000 shares of Old Common Stock and warrants and is entitled to exercise the Equity Participation Right may invest $550,000 and would receive in respect thereof $450,000 of New Senior Notes and 133,333 shares of New FNC Common Stock. Such holder must exchange his 100,000 shares of Old Common Stock for New FNC Common Stock and thus, on a pro forma basis prior to conversion of the New Senior Notes, would hold 233,333 shares of the total 45.6 million/11/ shares of outstanding New FNC Common Stock. Thus, by making the investment, such holder would maintain an approximate .5% share of Reorganized FNC's outstanding common stock.

               Utilizing the same assumptions, upon conversion of the New Senior Notes, Reorganized FNC will have approximately 165.6 million shares of New FNC Common Stock outstanding, of which approximately 833,333 shares will be held by a holder of Equity Interests that elected to exchange his 100,000 shares of Old Common Stock for New FNC Common Stock and exercise his Equity Participation
Right. Accordingly, upon conversion of the New Senior Notes, such holder's interest in Reorganized FNC would still be maintained at approximately .5%./12/

               If a holder of 100,000 Equity Interests elects to exchange its shares of Old Common Stock for New FNC Common Stock but does not exercise its Equity Participation Right, utilizing the same assumptions, after the Effective Date and prior to conversion of the New Senior Notes, such holder's approximate 1% interest in Reorganized FNC would be reduced to approximately .22%. Upon conversion of the New Senior Notes, such holder's interest in Reorganized FNC would decrease to approximately .06%./13/

               ALTHOUGH THE ABOVE EXAMPLES ASSUME THAT NO OUTSTANDING WARRANTS OR STOCK OPTIONS HAVE BEEN EXERCISED PRIOR TO THE CONFIRMATION DATE, THERE CAN BE NO GUARANTEE THAT SUCH WARRANTS OR STOCK OPTIONS WILL NOT BE EXERCISED PRIOR TO THE CONFIRMATION DATE. IN THE EVENT THAT ANY OUTSTANDING WARRANTS AND/OR STOCK OPTIONS ARE EXERCISED PRIOR TO THE

-------------------

11 This amount was calculated using such holder's 233,333 shares + 2,933,333 shares to be paid to the Plan Investors as a commitment fee under the New Senior Notes + 11.4 million shares of Old Common Stock held by the Plan Investors which would be converted to New FNC Common Stock + 26,533,334 shares of New FNC Common Stock issued to the Plan Investors + 4.5 million shares of Old Common Stock held by other holders of Equity Interests which would be converted to New FNC Common Stock.

12 There are approximately 12.5 million outstanding warrants and stock options. Assuming all such warrants and stock options are exercised after the Confirmation Date but prior to conversion of the New Senior Notes, the number of outstanding shares of New FNC Common Stock will increase to 58.1 million shares. Accordingly, a holder's .5% interest in Reorganized FNC would be reduced to approximately .4%. After conversion of the New Senior Notes, such holder's interest in Reorganized FNC would increase to approximately .47%.

13 The foregoing is by way of example only and is subject to adjustment based on the number of holders of Equity Interests who ACTUALLY elect to receive New FNC Common Stock.

CONFIRMATION DATE, THE CALCULATIONS IN THE ABOVE EXAMPLES WOULD CHANGE TO REFLECT SUCH ADDITIONAL OUTSTANDING SHARES.

          b. CLASS 6 -- CONVENIENCE INTERESTS
             --------------------------------

          Class 6, consisting of Convenience Interests is impaired by the Plan. Consequently, each holder of an Allowed Convenience Interest shall be entitled to vote to accept or reject the Plan. Convenience Interests consist of Allowed Interests of a single holder that equal 5,000 shares of Old Common Stock or less.

          On the Effective Date, each of the shares of Old Common Stock shall be cancelled, annulled and extinguished and each holder of an Allowed Convenience Interest shall receive, in full and final satisfaction of such Allowed Convenience Interest, a Cash payment equal to $.75 per share for each of such holder's shares of Old Common Stock.

E. DESCRIPTION OF MEANS OF EXECUTION AND TRANSACTIONS TO BE IMPLEMENTED IN CONNECTION WITH THE PLAN

     1. PLAN FUNDING. The funds utilized to implement the Plan have been and/or will be generated from, among other things the proceeds of (i) the New Senior Notes, (ii) the New Equity Investment and (iii) any sale of leases or real property owned by the Debtor.

     2. NEW INDENTURE AND NEW SENIOR NOTES. On the Effective Date, Reorganized FNC will execute the New Indenture and issue the New Senior Notes.

     3.  INVESTMENT   AGREEMENT.   On  the  Effective  Date,  the   transactions
contemplated by the Investment Agreement shall be consummated.

     4. DEVELOPMENT AGREEMENT. On the Effective Date, Reorganized FNC shall execute the Development Agreement with KRC Property Management I, Inc.

     5. PROPERTY MANAGEMENT AGREEMENT. On the Effective Date, Reorganized FNC shall execute the Property Management Agreement with KRC Property Management I, Inc.

     6. REGISTRATION RIGHTS. Without limiting the effect of Section 1145 of the Bankruptcy Code, as of the Effective Date, Reorganized FNC will execute the Registration Rights Agreement with the Plan Investors. In the event that Reorganized FNC is required by the Plan Investors to register the New FNC Common Stock and/or New Senior Notes, Reorganized FNC shall register, in addition to such shares, the largest number of securities held by others which the underwriters reasonably believe can be sold without having an adverse effect on such offering. As between the Plan Investors and the holders of New FNC Common Stock that exercised their Equity Participation Right, the number of securities that may be included in the underwriting shall be allocated as follows: (a) FIRST, the maximum number of shares that can be so included of New FNC Common Stock or New Senior Notes held by the Plan Investors on a PRO RATA basis and (b) SECOND, the maximum number of shares that can be so included of New FNC Common Stock or New Senior Notes held by holders of New FNC Common Stock or New Senior Notes other than the Plan Investors that exercised their Equity Participation Right, on a PRO RATA basis.

     7. REORGANIZED FNC CHARTER. On the Effective Date, the Reorganized FNC Charter will become effective. The Reorganized FNC Charter, together with the provisions of the Plan, shall, as applicable, provide for, among other things, the incorporation of Reorganized FNC as a Delaware corporation, the authorization and issuance of New FNC Common Stock, and such other provisions as are necessary to facilitate consummation of the Plan, including a provision prohibiting the issuance of non-voting equity securities in accordance with
Section 1123(a)(6) of the Bankruptcy Code, all without any further action by the stockholders or directors of the Debtor or Reorganized FNC, but in such form as is reasonably acceptable to the Plan Investors. The issuance of New FNC Common Stock is authorized without the need for any further corporate action or action by the New Board or shareholders of Reorganized FNC. The Reorganized FNC Charter may also contain restrictions on the transfer of New FNC Common Stock to preserve any net operating loss carryforwards.

     8. ISSUANCE OF NEW FNC COMMON STOCK. On the Effective Date, Reorganized FNC shall issue, in accordance with the terms of the Plan and the Investment Agreement, 45.6 million shares of New FNC Common Stock. All shares of New FNC Common Stock to be issued pursuant to the Plan shall be, upon issuance, fully paid and non-assessable, and shall be subject to dilution only as may be expressly set forth in the Plan or in the Plan Documents. Holders of New FNC Common Stock that elected their Equity Participation Right shall have typical preemptive rights (with customary exceptions) to subscribe for additional shares of New FNC Common Stock to maintain such holders' percentage interest in Reorganized FNC. On the Effective Date, Reorganized FNC will transmit written instructions regarding the surrender of Old Common Stock and the distribution of shares of New FNC Common Stock to those parties entitled to receive such stock pursuant to the Plan.

     9. REVESTING OF ASSETS. Except as otherwise provided by the Plan, upon the Effective Date, title to all properties and assets dealt with by the Plan shall pass from the Debtor to Reorganized FNC free and clear of all Claims, Liens, encumbrances and interests of creditors and of equity security holders (except those Claims, Liens, charges, rights, encumbrances and interests created or permitted to continue to be retained pursuant to this Plan) and the Confirmation Order shall be a judicial determination of discharge and extinguishment of all Claims, Liens or Equity Interests (except those created or permitted to continue to be retained pursuant to this Plan); PROVIDED, HOWEVER, that the real estate upon which the Debtor's location in Utica, Michigan, identified as Store No. 30, is located shall be specifically subject to all easements including, INTER ALIA, for septic purposes, for ingress and egress and for parking for the benefit of Mexican Village of Utica, Inc., Concha Azofiefa and Fernando Gutierrez, individually and/or as Trustee of the Fernando Gutierrez Trust, and their respective heirs, successors and assigns (collectively, "Mexican Village") and/or any other easements, interests or encumbrances that inure to the benefit of Mexican Village. All pre-Effective Date liabilities of the Debtor are treated and/or discharged in accordance with the terms of this Plan and shall not in any manner be (or be deemed to be) transferred or assumed by Reorganized FNC.

     10. CANCELLATION AND SURRENDER OF EXISTING SECURITIES AND AGREEMENTS.

          (a) Except as may otherwise be provided in the Plan, on the date distributions are made, the promissory notes, share certificates, bonds and other instruments evidencing any Claim or Interest shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtor under the agreements, indentures and certificates of designations governing such Claims and Interests, as the case may be, shall be discharged and released.

          (b) Except as otherwise provided in the Plan or agreed by Reorganized FNC, each holder of a promissory note, share certificate, bond or other instrument evidencing a Claim or Interest, shall surrender such promissory note, share certificate, bond or instrument to Reorganized FNC (or the Disbursing Agent). No distribution of property under the Plan shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or instrument is received by Reorganized FNC (or the Disbursing Agent), or the unavailability of such promissory note, share certificate, bond or instrument is established to the reasonable satisfaction of Reorganized FNC (or the Disbursing Agent), or such requirement is waived by Reorganized FNC. Reorganized FNC may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or instruments to deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized FNC. Any holder that fails within the later of one year after the Effective Date and the date of Allowance of its Claim or Interest
(i) to surrender or cause to be surrendered such promissory note, share certificate, bond or instrument and (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized FNC (or the Disbursing Agent), shall be deemed to have forfeited all rights, Claims and Causes of Action against or Interests in the Debtor and Reorganized FNC and shall not participate in any distribution hereunder.

     11. CONTINUATION OF BANKRUPTCY INJUNCTION OR STAYS. All injunctions or stays provided for in the Chapter 11 Case under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     12. FULL AND FINAL SATISFACTION. All payments and all distributions hereunder shall be in full and final satisfaction, settlement and release of all Claims and Interests, except as otherwise provided in the Plan.

     13. WAIVER OF AVOIDANCE ACTIONS. As of and subject to the occurrence of the Effective Date, the Debtor, for and on behalf of itself and its Estate, hereby waives and releases any of the Causes of Action under Sections 510, 542, 544, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, but shall retain all other Causes of Action.

     14. TERMINATION OF SUBORDINATION RIGHTS. Except as otherwise provided in the Plan, the classification and manner of satisfying all Claims and Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, Sections 510(b) and (c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made pursuant to the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined and distributions pursuant to the Plan shall not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights.

     15. ADMINISTRATION PENDING EFFECTIVE DATE. Prior to the Effective Date, the Debtor shall continue to manage its properties as a debtor-in-possession, subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules. After the Effective Date, Reorganized FNC may manage its properties, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, but subject to the continuing jurisdiction of the Bankruptcy Court as set forth in Article 12 of the Plan.

     16. SETOFFS. Nothing contained in the Plan shall constitute a waiver or release by the Debtor of any rights of setoff the Debtor may have against any Person.

     17. POST-CONFIRMATION FEES, FINAL DECREE. Reorganized FNC shall be responsible for the payment of any post-confirmation fees due pursuant to 28 U.S.C. ss. 1930(a)(6) and the filing of post-confirmation reports, until a final decree is entered. A final decree shall be entered as soon as practicable after distributions have commenced under the Plan.

     18. SECTION 1145 EXEMPTION. The issuance of the New Senior Notes, the New FNC Common Stock on the Effective Date and upon conversion of the New Senior Notes, the Equity Participation Right and other securities that may be deemed to be issued pursuant to this Plan shall be exempt from registration requirements in accordance with Section 1145 of the Bankruptcy Code.

F. DISTRIBUTIONS AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND INTERESTS

     1. VOTING OF INTERESTS. Each holder of an Allowed Interest in an impaired Class which is entitled to retain or receive property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered Ballot as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

     2. NONCONSENSUAL CONFIRMATION. If any impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in Sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, or if any impaired class is deemed to have rejected the Plan, the Debtor reserves the right (a) to undertake to have the Bankruptcy Court confirm the Plan under Section 1129(b) of the Bankruptcy Code and (b) to amend the Plan in accordance with Section 13.3 of the Plan to the extent necessary to obtain entry of the Confirmation Order.

     3. METHOD OF DISTRIBUTIONS UNDER THE PLAN.

          a. IN GENERAL. Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by Reorganized FNC (or the Disbursing Agent) to the holder of each Allowed Claim or Interest at the address of such holder as listed in the Debtor's books and records or on the Schedules as of the Confirmation Date, unless the Debtor or Reorganized FNC has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address, if any, for such holder different from the address reflected in the Debtor's books and records or on the Schedules.

          b. DISTRIBUTIONS OF CASH. Any payment of Cash made by Reorganized FNC (or the Disbursing Agent) pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer.

          c. TIMING OF DISTRIBUTIONS. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

          d. FRACTIONAL DOLLARS. Whenever any payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollars (rounding down in the case of $0.50 or less and rounding up in the case of more than $0.50).

          e. FRACTIONAL SHARES. No fractional shares of New FNC Common Stock shall be distributed under the Plan. When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares of New FNC Common Stock that is not a whole number, such fractional interests shall be rounded up or down to the nearest whole number.

     4. DISTRIBUTIONS TO HOLDERS AS OF THE CONFIRMATION DATE. As of the close of business on the Confirmation Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims or Interests. The Debtor and Reorganized FNC shall have no obligation to recognize any transfer of any Claims or Interests occurring after the close of business on the Confirmation Date, and shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 6.1 of the Plan) with only those holders of record as of the close of business on the Confirmation Date. The record date for distributions to holders of Claims against and Interests in the Debtor shall be the Confirmation Date.

     5. OBJECTIONS TO AND RESOLUTION OF ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND INTERESTS. Except as to applications for allowance of compensation and reimbursement of expenses under Sections 330 and 503 of the Bankruptcy Code (with respect to which procedures respecting objections shall be governed by
Section 2.2(c) of the Plan and the Confirmation Order or other Final Order), only Reorganized FNC may file objections to the allowance of any Administrative Expense Claims, Claims and Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order; PROVIDED, HOWEVER, that
Reorganized FNC shall have the exclusive authority to compromise, settle, otherwise resolve or withdraw any objections without requiring approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, all objections to the allowance of Administrative Expense Claims, Claims or Interests that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), shall be filed and served upon the holder of the Administrative Expense Claim, Claim or Interest as to which the objection is made as soon as is practicable, but in no event later than 180 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

     6. ESTABLISHMENT AND MAINTENANCE OF RESERVE FOR DISPUTED CLAIMS. On the Effective Date, Reorganized FNC shall establish and maintain an interest-bearing reserve (the "DISPUTED CLAIMS RESERVE"), in trust for the holders of Disputed Claims whose Claims ultimately become Allowed Claims, equal to the aggregate of any distributable amounts of Cash (inclusive of post-petition interest at a rate of 2.10% per annum from the Petition Date through the Effective Date) to which holders of Disputed Claims would be entitled under the Plan if such Disputed Claims were Allowed Claims in the amount of such Disputed Claim or such lesser amount as required by a Final Order. For the purposes of effectuating the provisions of this Section and the distributions to holders of Allowed Claims, the Debtor may, at any time and regardless of whether an objection to the Disputed Claim has been brought, request that the Bankruptcy Court estimate, set, fix or liquidate the amount of Disputed Claims pursuant to Section 502(c) of the Bankruptcy Code, in which event the amounts so estimated, fixed or liquidated shall be deemed the Allowed amounts of such Claims for purposes of distribution under the Plan. In lieu of estimating, fixing or liquidating the amount of any Disputed Claim, the Bankruptcy Court may determine the amount to be reserved for such Disputed Claim (singularly or in the aggregate), or such amount may be fixed by agreement in writing by and between the Debtor and the holder of a Disputed Claim.

     7. DISTRIBUTIONS UPON ALLOWANCE OF DISPUTED CLAIMS. The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Effective Date shall receive distributions from the Disputed Claims Reserve as soon as practical following the date on which such Disputed Claim becomes an Allowed Claim pursuant to a Final Order. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed Claim had been an Allowed Claim on or prior to the Effective Date, and shall include such holder's PRO RATA share of interest accrued on the Disputed Claims Reserve. Reorganized FNC will pay all expenses in connection with maintaining the Disputed Claims Reserve and prosecuting objections to Disputed Claims. No holder of a Disputed Claim shall have any Claim against the Disputed Claims Reserve or Reorganized FNC with respect to such Claim until such Disputed Claim shall become an Allowed Claim.

     8. UNCLAIMED DISTRIBUTIONS. Any Person who receives a check pursuant to the Plan must present such check for payment within 120 days of its date of issuance. Any checks not presented within such 120 day period will be void, and such funds shall revest in Reorganized FNC.

     9. DISTRIBUTIONS RELATING TO ALLOWED INSURED CLAIMS. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for Class 4, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in this Section shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance. For each Insured Claim, the Debtor shall maintain Cash in the Disputed Claims Reserve equal to the amount of any self-insured retention or deductible under any pertinent insurance policy until such Insured Claim becomes an Allowed Insured Claim or in such other amount as determined pursuant to Section 502(c) of the

Bankruptcy Code. The Debtor shall have no other or further obligation to holders of Allowed Insured Claims.

G. EXECUTORY CONTRACTS AND UNEXPIRED LEASES; INDEMNIFICATION CLAIMS; AND RETIREE BENEFITS

     On the Effective Date, all unexpired leases or executory contracts of the Debtor will be rejected in accordance with the provisions and requirements of
Section 365 and 1123 of the Bankruptcy Code, EXCEPT those executory contracts and unexpired leases that (a) have been assumed by Final Order of the Bankruptcy Court, (b) are the subject of a motion to assume pending on the Effective Date or (c) are assumed pursuant to the Plan. Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving all such assumptions or rejections pursuant to Sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

     1. CLAIMS DEADLINE FOR FILING PROOFS OF CLAIMS RELATING TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

     Claims arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court and/or served upon Reorganized FNC or as otherwise may be provided in the Confirmation Order by no later than 30 days after the notice of entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtor, its Estate, or Reorganized FNC, and the holders thereof shall not be entitled to any distribution under the Plan or otherwise from Reorganized FNC. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

     2. INSURANCE POLICIES

     Each of the Debtor's insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies will remain in full force and effect. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any such insurance policies and related agreements, documents or instruments, shall be in accordance with the treatment provided under Article 4 and Section 6.9 of the Plan. Nothing contained in Section 7.3 of the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, the insurer under any of the Debtor's policies of insurance, relating to such policies of insurance or Insured Claims.

     3. INDEMNIFICATION CLAIMS. All Indemnification Claims shall be assumed by Reorganized FNC without limitation and all Persons holding or asserting Indemnification Claims (whether directly, by subrogation or otherwise) shall be entitled to obtain recovery on account of such Claims from the Reorganized FNC. Reorganized FNC shall continue and maintain all presently existing directors' and officers' insurance policies, and all such policies shall remain in full force and effect following Confirmation at comparable coverage levels.

     4. UNEXERCISED STOCK OPTIONS AND WARRANTS. On the Effective Date, all unexercised options and warrants to purchase Old Common Stock shall be assumed in accordance with the provisions and requirements of Section 365 and 1123 of the Bankruptcy Code.

     5. RETIREE BENEFITS. Payment of any Retiree Benefits shall be continued solely to the extent, and for the duration of the period the Debtor is contractually or legally obligated to provide such benefits, subject to any and all rights of the Debtor under applicable law.

H. CORPORATE GOVERNANCE AND MANAGEMENT OF REORGANIZED FNC

     1. MANAGEMENT OF REORGANIZED FNC. On the Effective Date, the management, control and operation of Reorganized FNC shall become the general responsibility of the board of directors of Reorganized FNC, which shall, thereafter, have responsibility for the management, control and operation of Reorganized FNC in accordance with applicable law.

     2. DIRECTORS AND OFFICERS OF REORGANIZED FNC.

          a. BOARD OF DIRECTORS OF REORGANIZED FNC. As of the Effective Date, the board of directors of Reorganized FNC (the "New Board") shall consist of 5 members to be designated by the Plan Investors and it is presently contemplated that the existing three directors of the Debtor will be members of the board of directors of Reorganized FNC. The designation of the board members for Reorganized FNC shall be filed with the Bankruptcy Court on or prior to the commencement date of the Confirmation Hearing, or such later date as the Bankruptcy Court may establish.

          b. OFFICERS OF REORGANIZED FNC. On the Effective Date, the officers of Reorganized FNC immediately prior to the Effective Date shall serve as the officers of Reorganized FNC. After the Effective Date, the officers of Reorganized FNC shall be determined by the New Board.

     3. CORPORATE ACTION. All terms of the Plan may be put into effect and carried out without further action by the directors, shareholders or members of the Debtor or Reorganized FNC, who shall be deemed to have unanimously approved the Plan and all agreements and transactions provided for or contemplated herein, including, without limitation: (i) the adoption of Reorganized FNC Charter, (ii) the initial selection of directors and officers of Reorganized FNC, and (iii) the distribution of Cash and the issuance and distribution of New FNC Common Stock pursuant to the Plan.

I. EXCULPATION; RELEASE; INJUNCTIONS; AND DISCHARGE

     1. DISCHARGE. EXCEPT AS OTHERWISE PROVIDED IN SECTION 1141 OF THE BANKRUPTCY CODE OR THE PLAN, THE DISTRIBUTIONS MADE PURSUANT TO THE PLAN WILL BE IN FULL AND FINAL SATISFACTION, SETTLEMENT, RELEASE AND DISCHARGE AS AGAINST THE DEBTOR, OF ANY DEBT THAT AROSE BEFORE THE CONFIRMATION DATE AND ANY DEBT OF A KIND SPECIFIED IN SECTION 502(G), 502(H) OR 502(I) OF THE BANKRUPTCY CODE AND ALL CLAIMS AND INTERESTS OF ANY NATURE, INCLUDING, WITHOUT LIMITATION, ANY INTEREST ACCRUED THEREON FROM AND AFTER THE PETITION DATE, WHETHER OR NOT (I) A PROOF OF CLAIM OR INTEREST BASED ON SUCH DEBT, OBLIGATION OR INTEREST IS FILED OR DEEMED FILED UNDER SECTION 501 OF THE BANKRUPTCY CODE OR (II) SUCH CLAIM OR INTEREST IS ALLOWED UNDER SECTION 502 OF THE BANKRUPTCY CODE OR (III) THE HOLDER OF SUCH ALLOWED CLAIM OR INTEREST HAS ACCEPTED THE PLAN. THE CONFIRMATION ORDER SHALL BE A JUDICIAL DETERMINATION OF THE DISCHARGE OF ALL CLAIMS AGAINST AND INTERESTS IN THE DEBTOR, SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE.

     2. EXCULPATION. NONE OF THE DEBTOR, REORGANIZED FNC, KIMCO, THE DIP LENDER, THE CREDITORS' COMMITTEE, THE PLAN INVESTORS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, FINANCIAL ADVISORS, AGENTS OR PROFESSIONALS (COLLECTIVELY, THE "EXCULPATED PARTIES") SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF A CLAIM OR INTEREST OR OTHER PERSON FOR ANY ACT OR OMISSION IN CONNECTION WITH, RELATED TO, OR ARISING OUT OF, THE CHAPTER 11 CASE, THE PREPARATION OR FORMULATION OF THE PLAN, THE PURSUIT OF CONFIRMATION OF THE PLAN, THE CONSUMMATION OF THE PLAN OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, EXCEPT FOR WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, AND, IN ALL RESPECTS, THE EXCULPATED PARTIES SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN; PROVIDED, HOWEVER, THAT NOTHING IN THE PLAN SHALL, OR SHALL BE DEEMED TO, RELEASE THE EXCULPATED PARTIES FROM, OR EXCULPATE THE EXCULPATED PARTIES WITH RESPECT TO, THEIR RESPECTIVE OBLIGATIONS OR COVENANTS ARISING PURSUANT TO THE PLAN.

     3. RELEASE OF RELEASED PARTIES. AS OF THE EFFECTIVE DATE, IN CONSIDERATION FOR, AND AS PART OF THE TREATMENT AFFORDED TO THE HOLDERS OF CLAIMS AND INTERESTS UNDER THE PLAN, AND FOR OTHER VALUABLE CONSIDERATION, EACH OF THE DEBTOR, REORGANIZED FNC, KIMCO, THE DIP LENDER, THE CREDITORS' COMMITTEE, THE PLAN INVESTORS AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE PARENTS, SUBSIDIARIES, AFFILIATES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, ATTORNEYS, FINANCIAL ADVISORS, AGENTS OR PROFESSIONALS (COLLECTIVELY, THE "RELEASED PARTIES") SHALL BE DEEMED FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL KNOWN AND UNKNOWN CAUSES OF ACTION OF ANY NATURE THAT ANY PERSON (INCLUDING, WITHOUT LIMITATION, ANY HOLDER OF CLAIMS AND INTERESTS UNDER THE PLAN) MAY HAVE ASSERTED, COULD HAVE ASSERTED, OR COULD IN THE FUTURE ASSERT, DIRECTLY OR INDIRECTLY, AGAINST ANY OF THE RELEASED PARTIES BASED ON ANY ACT OR OMISSION OF THE DEBTOR ON OR PRIOR TO THE EFFECTIVE DATE, EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT ON THE PART OF THE RELEASED PARTY; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASES SHALL NOT APPLY TO CAUSES OF ACTION THAT ARISE FROM OBLIGATIONS OR RIGHTS CREATED UNDER OR IN CONNECTION WITH THE PLAN OR ANY AGREEMENT PROVIDED FOR OR CONTEMPLATED IN THE PLAN.

     4. MUTUAL RELEASES BY RELEASED PARTIES. AS OF THE EFFECTIVE DATE, EACH OF THE RELEASED PARTIES HEREBY UNCONDITIONALLY FOREVER RELEASES, WAIVES AND DISCHARGES ALL KNOWN AND UNKNOWN CAUSES OF ACTION OF ANY NATURE THAT SUCH RELEASED PARTY HAS ASSERTED MAY HAVE ASSERTED, COULD HAVE ASSERTED, OR COULD IN THE FUTURE ASSERT, DIRECTLY OR INDIRECTLY, AGAINST ANY OF THE OTHER RELEASED PARTIES BASED ON ANY ACT OR OMISSION RELATING TO THE DEBTOR OR ITS BUSINESS OPERATIONS (INCLUDING, WITHOUT LIMITATION, THE ORGANIZATION OR CAPITALIZATION OF THE DEBTOR OR EXTENSIONS OF CREDIT AND OTHER FINANCIAL SERVICES AND ACCOMMODATIONS MADE OR NOT MADE TO THE DEBTOR) OR THE CHAPTER 11 CASE ON OR PRIOR TO THE EFFECTIVE DATE; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASES SHALL NOT APPLY TO CAUSES OF ACTION THAT ARISE FROM OBLIGATIONS OR RIGHTS CREATED UNDER OR IN CONNECTION WITH THE PLAN OR ANY AGREEMENT PROVIDED FOR OR CONTEMPLATED IN THE PLAN.

     5. INJUNCTIONS.

          a. INJUNCTION RELATED TO DISCHARGE. AS OF THE EFFECTIVE DATE AND SUBJECT TO ITS OCCURRENCE, ALL PERSONS THAT HAVE HELD, CURRENTLY HOLD OR MAY HAVE ASSERTED A CLAIM, A

CAUSE OF ACTION OR AN INTEREST OR OTHER RIGHT OF A HOLDER OF AN INTEREST THAT IS DISCHARGED, RELEASED OR TERMINATED PURSUANT TO THE PLAN, ARE HEREBY PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY ACTION OR OTHER PROCEEDING, ENFORCING, ATTACHING, COLLECTING OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE OR ORDER, CREATING, PERFECTING OR ENFORCING ANY LIEN OR ENCUMBRANCE, ASSERTING A SET-OFF, RIGHT OR SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY DEBT, LIABILITY OR OBLIGATION DUE TO ANY SUCH RELEASING PERSON, AND FROM COMMENCING OR CONTINUING ANY ACTION, IN ANY MANNER OR IN ANY PLACE WHERE THE FOREGOING DOES NOT COMPLY WITH OR IS INCONSISTENT WITH THE PROVISIONS OF THE PLAN, AND THE CONFIRMATION ORDER SHALL PROVIDE FOR SUCH INJUNCTIONS.

          b. INJUNCTION RELATING TO EXCULPATION AND RELEASE. AS OF THE EFFECTIVE DATE, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, ALL PERSONS ARE HEREBY PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY
PLACE, ANY ACTION OR OTHER PROCEEDING, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE AGAINST ANY OR ALL OF THE EXCULPATED PARTIES OR RELEASED PARTIES, ON ACCOUNT OF OR RESPECTING ANY CLAIMS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES EXCULPATED, RELEASED OR DISCHARGED PURSUANT TO THE PLAN, AND THE CONFIRMATION ORDER SHALL PROVIDE FOR SUCH INJUNCTIONS.

J. CONFIRMATION AND EFFECTIVENESS OF PLAN

     1. CONDITION TO CONFIRMATION. Unless this condition is satisfied or waived pursuant to Section 10.3 of the Plan, it is a condition to the entry of the Confirmation Order that the Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, the Creditors' Committee and the Plan Investors.

     2. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.3 of the Plan:

          (a)  the  Confirmation   Order,  in  form  and  substance   reasonably
acceptable to the Debtor, the Creditors' Committee and the Plan Investors shall have been entered by the Bankruptcy Court and shall have become a Final Order;

          (b) the Investment Agreement and any related documents shall have been finalized, fully executed, and the transactions contemplated thereby shall have been consummated

          (c) each of the Plan Documents, in form and substance reasonably acceptable to the Debtor, the Creditors' Committee and the Plan Investors, shall have been effected or executed and delivered, and the New FNC Common Stock required to be distributed pursuant to the Plan shall be validly issued and outstanding;

          (d) the sum of the aggregate amount of Allowed Claims, Disputed Claims and Disputed Claims for which Cash is maintained in the Disputed Claims Reserve in Class 1 (Priority Claims) and with respect to any unpaid Administrative Expense Claims does not exceed $5.6 million, less the net proceeds received by the Debtor from the sale of any real property owned by the Debtor prior to the Effective Date;

          (e) the sum of the aggregate amount of Allowed Claims, Disputed Claims and Disputed Claims for which Cash is maintained in the Disputed Claims Reserve in Class 4 (General Unsecured Claims) does not exceed $50 million (excluding the reserve established for Insured Claims pursuant to Section 6.8 of the Plan);

          (f) the sum of Allowed Claims in Class 2 (Kimco Secured Claims) does not exceed $47.7 million, less the net proceeds received by the Debtor from the sale of any real property owned by the Debtor prior to the Effective Date;

          (g) Reorganized FNC shall have sufficient Cash to make all payments required to be made on the Effective Date and fund all reserves required pursuant to the Plan; and

          (i) all actions, other documents and agreements necessary to implement the Plan shall have been effected or executed and delivered.

     3. WAIVER OF CONDITIONS. The Debtor, with the prior consent of the Plan Investors and the Creditors' Committee, may waive one or more of the conditions set forth in Sections 10.1 and 10.2 of the Plan.

     4. EFFECT OF FAILURE OF CONDITIONS. In the event that one or more of the conditions specified in Section 10.2 of the Plan have not occurred on or before 120 days after the Confirmation Date, upon notification submitted by the Debtor (in consultation with the Creditors' Committee) to the Bankruptcy Court, counsel for the Creditors' Committee, counsel for the DIP Lender and counsel for the Plan Investors, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Interests shall be restored to the STATUS QUO ANTE as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtor's obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

K. RETENTION OF JURISDICTION

     Following the Effective Date, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          1. to hear and determine any and all objections to the allowance of any Claims or any controversies as to the classification of any Claims;

          2. to hear and determine any and all applications by Professionals for compensation and reimbursement of reasonable fees and expenses;

          3. to hear and determine any and all pending applications for the rejection and disaffirmance of executory contracts and unexpired leases, and fix and allow any Claims resulting therefrom;

          4. to liquidate any Disputed Claim;

          5. to enforce the provisions of the Plan, including the injunction, exculpation and releases provided for in the Plan;


          6. to enable the Debtor to prosecute any and all proceedings which have been or may be brought prior to the Effective Date, or subsequent to the Effective Date, to set aside liens or encumbrances and to recover any transfers, assets, properties, or damages to which the Debtor may be entitled under applicable provisions of the Bankruptcy Code or any federal state, or local laws;

          7. to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of the Plan;

          8. to determine any Claim or liability to a governmental unit which may be asserted as a result of the transactions contemplated herein;

          9. to hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

          10. to hear and determine any matters or disputes arising under or in connection with the Plan, the Investment Agreement or other Plan Documents; and

          11. to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code.

L. OTHER PROVISIONS

          1. EXEMPTION FROM TRANSFER TAXES. In accordance with Section 1146(c) of the Bankruptcy Code, (a) the issuance, transfer or exchange of any security under the Plan including, without limitation the New FNC Common Stock or the Equity Participation Right, or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, or the revesting, transfer or sale of any real or personal property of the Debtor pursuant to, in implementation of, or as contemplated by the Plan, including, without limitation, real or personal property transferred or sold prior to the Effective Date, (b) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money or any mortgage, deed of trust or other security interest under, in furtherance of, or in connection with the Plan, the issuance, renewal, modification or securing of indebtedness by such means, and
(c) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

            V. SUMMARY OF CERTAIN MATERIAL DOCUMENTS TO BE EXECUTED
                   OR IMPLEMENTED IN CONNECTION WITH THE PLAN
                   ------------------------------------------

          The following is a brief summary of the documents and agreements to be executed in connection with the Plan.

A.    INVESTMENT AGREEMENT

     On the Effective Date, the transactions contemplated by the Investment Agreement shall be consummated pursuant to which the Plan Investors and the existing holders of Equity Interests that elect to exercise their Equity
Participation Right shall contribute $20 million to Reorganized FNC in consideration of 26,666,667 shares of New FNC Common Stock and up to $120 million in consideration of the New Senior Notes. The principal amounts of the New Senior Notes shall be reduced on a dollar-for-dollar basis by the net proceeds received by the Debtor from the sale of any real property owned by the Debtor prior to the Effective Date. The Investment Agreement provides for payment of a commitment fee (the "Commitment Fee") to be paid to the Plan Investors in consideration of the New Senior Notes in an amount equal to 2% of the sum of the Rights Notes Investment (as defined in the Investment Agreement) plus $20 million, payable (i) in cash or in New FNC Common Stock on the Effective Date, at the option of Reorganized FNC or (ii) in cash on the date that the Debtor enters into a definitive agreement, letter of intent or agreement in principal relating to an Alternative Proposal (defined below).

     Kimco Realty Services, Inc. and Third Avenue Trust (on behalf of Third Avenue Real Estate Investment Trust) hold approximately 4.44 million warrants and 1.48 million warrants, respectively at an exercise price of $1.14 per share (the "$1.14 Warrants") and approximately 3.77 million warrants and 1.26 million warrants, respectively at an exercise price of $1.99 per share (the "$1.99 Warrants"). The Investment Agreement provides that upon entry of the Commitment Fee Order (as defined in the Investment Agreement), the outstanding warrants to purchase Old Common Stock held by Kimco Realty Services, Inc. and Third Avenue Trust shall be extended to May 20, 2006. Kimco Realty Services, Inc. and Third Avenue Trust have agreed that in the event that they determine to exercise their warrants, they would only receive an Equity Participation Right with respect to the New FNC Common Stock issued with regard to the $1.14 Warrants exercised on or prior to the Confirmation Date. New FNC Common Stock issued by the exercise of the $1.99 Warrants will not result in an Equity Participation Right.

     The Investment Agreement contains certain conditions to its effectiveness including, without limitation, (a) all required approvals of the transactions contemplated thereunder have been obtained, (b) no temporary restraining order, preliminary or permanent injunction or other order preventing consummation of any of the transactions contemplated by the Investment Agreement shall be in effect, (c) the representations and warranties of the Plan Investors and of the Debtor shall be true and correct as of the Closing Date (as defined in the Investment Agreement) and (d) all conditions precedent to effectiveness of the Plan have been satisfied or waived. The conditions precedent to effectiveness of the Investment Agreement, with the exception of (a) and (b) above, may be waived by Kimco Capital Corporation ("Kimco Capital") and Kimco Realty Corporation ("Kimco Realty") in their sole and absolute discretion.

     In addition, the Investment Agreement provides that, subject to certain limitations, the Debtor shall not authorize, and shall not permit any of its directors, officers, employees, representatives, agents and advisors directly or indirectly to (a) solicit, initiate, or take any other action designed to solicit a proposal or offer for a restructuring transaction or a plan of reorganization, merger, consolidation, transfer or exchange of shares, issuance of equity securities (or securities convertible into equity securities), debt refinancing, sale of a material portion of the assets of the Debtor or similar transaction involving the Debtor (collectively, an "Alternative Proposal"), (b) participate in any discussions or negotiations regarding any Alternative Proposal, (c) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal or (d) furnish any nonpublic information.

     The Investment Agreement also provides that it may be terminated, and the transactions contemplated thereby abandoned at any time prior to the Closing Date (as defined in the Investment Agreement) (a) by the mutual written consent of Kimco Capital, Kimco Realty and the Debtor, (b) by Kimco Capital and Kimco Realty if (i) if the Closing (as defined in the Investment Agreement) has not occurred by August 12, 2005 or there shall be any law that makes consummation of the purchase of the New Senior Notes illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase of the New Senior Notes or the New FNC Common Stock or the Equity Participation Right and such order, decree, ruling or other action shall have become a Final Order, (ii) if the Debtor's board of directors withdraws or changes its recommendation of the Investment Agreement, (iii) if the Debtor's board of directors recommends an Alternative Proposal or if the Debtor enters into a written agreement or letter of intent or agreement in principle providing for any Alternative Proposal or (iv) if the Disclosure Statement Approval Order and the Commitment Fee Order have not been entered on or prior to April 15, 2005, in form and substance reasonably acceptable to the Plan Investors or the Confirmation Order has not been entered on or prior to June 30, 2005, in form and substance reasonably acceptable to the Plan Investors or (c) by the Debtor if (i) the Debtor's board of directors determines in good faith that termination of the Investment Agreement is necessary in order for the Debtor to accept any Alternative Proposal, (ii) the Bankruptcy Court has ordered the Debtor to terminate the Investment Agreement in order to accept any Alternative Proposal; PROVIDED that the Debtor shall have the right to terminate the Investment Agreement pursuant to clause (i) above only if it has complied in all material respects with the provisions of the Investment Agreement respecting payment of the Commitment Fee thereunder or (iii) if the Closing (as defined in the Investment Agreement) has not occurred by September 29, 2005; provided that the Debtor's right to terminate the Investment Agreement shall not be available if the failure to consummate the transactions thereunder results from the Debtor's breach of any provision of the Investment Agreement.

     Finally, under the Investment Agreement, the Debtor is required to reimburse Kimco Capital and Kimco Realty for all of the reasonable out-of-pocket costs and expenses of the Plan Investors, including the fees and reasonable expenses of advisors, accountants, attorneys, consultants and other parties that the Plan Investors have engaged to assist them in connection with the Chapter 11 Case, actually incurred by the Plan Investors in connection with the evaluation, due diligence, negotiation and consummation of the Plan, the Investment Agreement and the transactions and documents contemplated thereby. Also, as noted above, in the event that the Debtor terminates the Investment Agreement to accept an Alternative Proposal, the Debtor is required to pay the Commitment Fee to the Plan Investors in Cash.

B. NEW INDENTURE AND NEW SENIOR NOTES

     As noted above, on the Effective Date, Reorganized FNC will execute the New Indenture and issue the New Senior Notes. The New Senior Notes shall be unsecured and shall contain the following material terms:

   -----------------------------------------------------------------------------
               Issuer:               Reorganized FNC
   -----------------------------------------------------------------------------
               Principal:            up to $120 million (less net proceeds from
                                     the sale(s) of real property owned by the
                                     Debtor prior to the Effective Date and less
                                     the aggregate amount of any General Secured
                                     Claims that remain outstanding after giving
                                     effect to the payments required to be made
                                     on or about the Effective Date pursuant to
                                     Section 4.3 of the Plan), estimated to
                                     aggregate $82.9 million
   -----------------------------------------------------------------------------
               Maturity:             The third anniversary from the Effective
                                      Date
   -----------------------------------------------------------------------------
               Interest:             7%, at the option of Reorganized FNC,
                                     payable either in cash or PIK
   -----------------------------------------------------------------------------
               Conversion:           At the option of any holder, convertible
                                     to New FNC Common Stock at any time at a
                                     price of $.75 per share
   -----------------------------------------------------------------------------
               Covenants:            The Indenture  contains  certain  covenants
                                     relating to, among other things, (i) taxes,
                                     (ii)    maintenance   of   properties   and
                                     insurance,  (iii) registration rights, (iv)
                                     compliance  with  ERISA  and  environmental
                                     laws   and  (v)   limitations   on   liens,
                                     indebtedness,      loans,      investments,
                                     dividends,        guarantees,       capital
                                     expenditures, lease-backs and transactions with affiliates.

                                     The  Indenture  also  provides  for certain
                                     events  of   default   including,   without
                                     limitation,  default in the
                                     payment  of  any  principal,   interest  or
                                     premium  with  respect to any  indebtedness
                                     for   borrowed   money   or   any   similar
                                     obligation.
   -----------------------------------------------------------------------------
               Call Provision:       Reorganized  FNC can call  the New  Senior
                                     Notes  for  redemption  at any time  after
                                     the  date  that  is  12  months  from  the
                                     Effective Date.
   -----------------------------------------------------------------------------
               Reporting:            Reorganized   FNC  shall  provide,   on  a
                                     semi-annual  basis,  an income  statement,
                                     cash flow  statement  and balance sheet to
                                     the  trustee   under  the   Indenture  for
                                     distribution  to  holders  of  New  Senior
                                     Notes.  In  addition,  in the  event  that
                                     Reorganized  FNC prepares  such reports on
                                     a quarterly  basis, it will provide copies
                                     of the  reports to the  trustee  under the
                                     Indenture for  distribution  to holders of
                                     New Senior Notes.
   -----------------------------------------------------------------------------


C.    DEVELOPMENT AGREEMENT

     On the  Effective  Date,  Reorganized  FNC  will  execute  the  Development
Agreement with KRC Property Management I, Inc. ("KRC"). Pursuant to the Development Agreement, Reorganized FNC will retain the services of KRC on a non-exclusive basis for the purpose of undertaking the redevelopment of the approximately 40 Owned Properties (the "Retained Properties") retained by Reorganized FNC as described therein, including without limitation, the construction of certain improvements related thereto (the "Development Work"). Pursuant to the Development Agreement, KRC will be deemed to be an independent contractor of Reorganized FNC. The Development Agreement will continue until the earlier of (i) May 31, 2008 and (ii) the completion of the Development Work, unless sooner terminated in accordance with its terms.

     Pursuant to the Development Agreement, KRC will, among other things, (a) coordinate and recommend to Reorganized FNC architects, engineers, traffic consultants, surveyors, land planners soil experts, toxic waste and hazardous substance consultants, attorneys and other professionals as may be necessary to complete the Development Work, (b) obtain approvals, permits and licenses necessary for the Development Work to be in compliance with all applicable laws, ordinances and regulations, (c) review plans and specifications for the Development Work for compliance with lease requirements and applicable laws, ordinances and regulations and (d) coordinate and recommend general and other trade contractors and vendors. KRC will also develop a budget and schedule for the Development Work to be performed at each of the Retained Properties.

     As compensation for services rendered under the Development Agreement, KRC will be paid a development fee (the "Development Fee") equal to 3% of all hard and soft costs incurred in the performance of the Development Work (including, but not limited to, architectural and engineering costs) but excluding, among other things, land costs, financing fees, interest payments, leasing commissions and property taxes (collectively, the "Development Costs"). With respect to each Retained Property, the Development Fee will accrue on a monthly basis based on Development Costs incurred during the previous month in connection with applicable properties. In the event that the Development Agreement is terminated in accordance with its terms, KRC shall have the right to receive the portion of the Development Fee earned through the date of such termination.

D. PROPERTY MANAGEMENT AGREEMENT

     On the Effective Date, Reorganized FNC will execute the Property Management Agreement with KRC. Pursuant to the Property Management Agreement, Reorganized FNC will grant KRC the exclusive right to (i) manage, operate, supervise and maintain the Retained Properties and (ii) lease vacant space available within the Retained Properties. The Property Management Agreement will continue until the third (3rd) anniversary of the date of the agreement unless sooner terminated or extended in accordance with its terms. KRC shall be entitled to terminate the Property Management Agreement upon thirty (30) days' prior written notice in the event KRC determines in its sole and absolute discretion that (i) such termination is advisable to maintain either KRC's, its parent or any affiliate's status as a real estate investment trust or (ii) KRC's retention as contractor for the management, leasing and operation of the Retained Properties may cause KRC, its parent or any affiliate to cease to qualify as a real estate investment trust under all applicable laws.

     Pursuant to the Property Management Agreement, KRC shall, among other things, be responsible for (i) renting, operating and managing the Retained Properties and collecting all rents and income from the Retained Properties;
(ii) repairing,  making  replacements  and maintaining the Retained  Properties;
(iii) supervising the work of and paying compensation to any on-site employees at the Retained Properties; (iv) obtaining and maintaining adequate insurance coverage with respect to employer's liability and worker's compensation; (v) providing all general bookkeeping and accounting services required by the provisions of the Property Management Agreement; (vi) negotiating contracts for the furnishing to the Retained Properties of all services and utilities, including electricity, gas, water, steam, telephone, cleaning, security, vermin extermination, elevator, escalator and boiler maintenance and any other utilities; (vii) disbursing and paying all amounts, expenses or costs required to be disbursed or paid in connection with the repair, maintenance and operation of the Retained Properties; (viii) obtaining, renewing and at all times keeping in force insurance (through either blanket policies of insurance or Retained Property specific policies) covering the Retained Properties; (ix) instituting legal actions or proceedings to collect rent or other income from the Retained Properties or to oust or dispossess tenants or other persons therefrom, or canceling or terminating any lease for the breach thereof or default thereunder by the tenant, and holding all security deposits posted by tenants and occupants and applying the same against defaults by the tenant or occupant; (x) conducting negotiations connected with any leases or renewal agreements (and renting commission or brokerage agreements and other documents in connection therewith).

     As compensation for services rendered under the Property Management Agreement, KRC will be paid a management fee equal to 3.5% of the Gross Income derived from the Retained Properties; PROVIDED, HOWEVER, that the Management Fee shall not be less than $10,000 per month (the "Management Fee"). The Management Fee shall be payable in arrears and due on the first business day each calendar month. "Gross Income" shall mean all revenues of any kind and nature (including, without limitation, all minimum and percentage rents actually received), whether ordinary or extraordinary, foreseen or unforeseen, received or accrued from the use and/or occupancy of the Retained Properties or any part thereof, including, without limitation, any monies received or accrued from any occupants or users of any part of such improvements for reimbursement for expenses of the Retained Properties including, but not limited to, payments or reimbursements to Owner under any Reciprocal Easement Agreement affecting any of the Properties ("REA"), real estate taxes, common area maintenance charges, insurance or utilities as provided in the space leases for space tenants or in any such REA. "Gross Income" shall not include the proceeds of any sale, refinancing, condemnation or insured casualty in respect of the Retained Properties.

     The Property Management Agreement provides that KRC, along with the use of outside brokers, shall use commercially reasonable efforts to lease all space in the Retained Properties which is at any time available for occupancy during the term of this Agreement ("Available Space"), and its responsibilities shall include assisting in lease negotiations, coordinating tenant improvements, liaising with governmental authorities and tenants, facilitating tenant move-in and activities related to the foregoing. In connection therewith, Reorganized FNC will pay KRC a leasing commission ("New Lease Commission") for leases of Available Space of five thousand (5,000) square feet or less equal to three dollars ($3.00) per square foot rentable, of the space covered by any applicable new lease entered into by a tenant and Reorganized FNC (a "New Lease"). In addition, in the event that a tenant (i) leases additional space as to which it had no option or right of first refusal, or (ii) extends or renews a lease as to which it had no right or option to extend or renew before the date hereof (a "Renewal Lease"), then Reorganized FNC shall also pay to KRC a leasing commission ("Renewal Lease Commission") equal to one and one-half (1 1/2%) percent of the rent payable during such renewal term(s). For all spaces of five thousand (5,000) square feet rentable or more, and when otherwise appropriate, Manager shall engage the services of other outside real estate brokers (at Reorganized FNC's sole cost and expense) to lease space in the Retained Properties who shall be paid such commissions (the "Outside Broker Fee") as may be included in any budget prepared by Reorganized FNC or prepared by KRC and approved by Reorganized FNC; PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in the Property Management Agreement, in the event that an outside broker is used in connection with the leasing of any Available Space or a Renewal Lease, KRC shall be entitled to a New Lease Commission or a Renewal Lease Commission equal to $1 per square foot of the rentable area covered by any applicable lease. A New Lease Commission shall be due and payable by Reorganized FNC to KRC on the earlier of: (i) the date that such tenant opens for business, and (ii) the date such tenant is required to commence payment of rent pursuant to the applicable lease; and a Renewal Lease Commission shall be payable by Reorganized FNC to KRC on the date such tenant is required to commence payment of rent on the new space or on the renewal term pursuant to the applicable lease, whichever is applicable.

                  VI. ACCEPTANCE AND CONFIRMATION OF THE PLAN
                      ---------------------------------------

     The following is a brief summary of the provisions of the Bankruptcy Code respecting acceptance and confirmation of a plan of reorganization. Holders of Claims and Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

A. Acceptance of the Plan

     This Disclosure Statement is provided in connection with the solicitation of acceptances of the Plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of Claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the allowed Claims of that class that have actually voted or are deemed to have voted to accept or reject a plan. The Bankruptcy Code defines acceptance of a plan of reorganization by a class of interests as acceptance by at least two-thirds in amount of the allowed interests of that class that have actually voted or are deemed to have voted to accept or reject a plan.

     If one or more impaired Classes rejects the Plan, the Debtor may, in its discretion, nevertheless seek confirmation of the Plan if the Debtor believes that it will be able to meet the requirements of Section 1129(b) of the Bankruptcy Code for Confirmation of the Plan (which are set forth below), despite lack of acceptance by all impaired classes.

B. CONFIRMATION

     1. CONFIRMATION HEARING
        --------------------

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. Notice of the Confirmation Hearing of the Plan has been provided to all known holders of Claims and Interests or their representatives along with this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

     Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to Confirmation of the Plan must be in writing, must conform with the Bankruptcy Rules and the Local Rules of the Bankruptcy Court, must set forth the name of the objectant, the nature and amount of Claims or Interests held or asserted by the objectant against the Debtor's estate or property, and the basis for the objection and the specific grounds in support thereof. Such objection must be filed with the Bankruptcy Court, with a copy forwarded directly to the Chambers of the Honorable Prudence Carter Beatty, United States Bankruptcy Judge, United States Bankruptcy Court, Southern District of New York, Alexander Hamilton House, One Bowling Green, New York, New York 10004 together with proof of service thereof, and served upon (1) Proskauer Rose LLP, 1585 Broadway, New York, NY 10036, Attn: Alan B. Hyman, Esq. and Jeffrey W. Levitan, Esq., counsel for the Debtor, (2) Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, NY 10169, Attn: Glenn B. Rice, Esq. and Enid N. Stuart, Esq., (3) the Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York, NY 10004, Attn: Paul Schwartzberg, Esq. and (4) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019,
Attention: Scott K. Charles, Esq. and Sarah S. Johnson, Esq., counsel to Kimco Capital Corporation so as to be received no later than the date and time designated in the notice of the Confirmation Hearing.

     2. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

     At the Confirmation Hearing, the Debtor will request that the Bankruptcy Court determine that the Plan satisfies the requirements of Section 1129 of the Bankruptcy Code. If so, the Bankruptcy Court shall enter an order confirming the Plan. The applicable requirements of Section 1129 of the Bankruptcy Code are as follows:

          i. The Plan must comply with the applicable provisions of the Bankruptcy Code;

          ii. The Debtor must have complied with the applicable provisions of the Bankruptcy Code;

          iii. The Plan has been proposed in good faith and not by any means forbidden by law;

          iv. Any payment made or promised to be made by the Debtor under the Plan for services or for costs and expenses in, or in connection with, this Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before Confirmation of the Plan is reasonable, or if such payment is to be fixed after Confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

          v. The Debtor has disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtor under the Plan. Moreover, the appointment to, or continuance in, such office of such individual, is consistent with the interests of holders of Claims and Interests and with public policy, and the Debtor has disclosed the identity of any insider that Reorganized FNC will employ or retain, and the nature of any compensation for such insider;

          vi. BEST INTERESTS OF CREDITORS TEST. With respect to each Class of impaired Claims or Interests, either each holder of a Claim or Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated on such date under Chapter 7 of the Bankruptcy Code. In a Chapter 7 liquidation, creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments from the Debtor's estate until all amounts due to senior classes have either been paid in full or payment in full is provided for: (i) first to secured creditors (to the extent of the value of their collateral),
(ii) next to priority creditors, (iii) next to unsecured creditors, (iv) next to debt expressly subordinated by its terms or by order of the Bankruptcy Court, and (v) last to holders of equity interests. The starting point in determining whether the Plan meets the "best interest" test is a determination of the amount of proceeds that would be generated from the liquidation of the Debtor's remaining assets in the context of a chapter 7 liquidation. Such value must then be reduced by the costs of such liquidation, including costs incurred during the Chapter 11 case and allowed under chapter 7 of the Bankruptcy Code (such as fees and expenses of Professionals), a Chapter 7 trustee's fees, and the fees and expenses of professionals retained by a Chapter 7 trustee. The potential Chapter 7 liquidation distribution in respect of each class must be further reduced by the costs imposed as a result of the delay that would be caused by conversion of the chapter 11 Case to a case under Chapter 7. Pursuant to the Plan, holders of General Unsecured Claims will be paid in full on the Effective Date, plus post-petition interest. Accordingly, as set forth above, the Debtor submits that holders of General Unsecured Claims will receive under the Plan a recovery at least equal in value to the recovery such holders would receive pursuant to a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code.

          vii. Each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.

          viii. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Allowed Administrative and Priority Claims (other than Allowed Priority Tax Claims) will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Claims deferred Cash payments, over a period not exceeding six (6) years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim;

          ix. At least one impaired class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class;

          x. FEASIBILITY. A chapter 11 plan may be confirmed only if the Bankruptcy Court finds that such plan is feasible. A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor, unless such reorganization or liquidation is proposed in the plan. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan. Annexed hereto as Exhibit D are projections (the "Projections") for approximately three (3) years following confirmation and a PRO FORMA balance sheet as of the Effective Date which demonstrate that, given estimated expenses and income, and taking into account Cash reserves, Reorganized FNC will be able to satisfy its obligations under the Plan, as well as its obligations arising in connection with its ongoing business operations. Also included in Exhibit D is an analysis of the sources and uses of the funds required for consummation of the Plan. The Debtor believes that the Plan satisfies the financial feasibility requirements imposed by the Bankruptcy Code.

          The Debtor has relied on the Plan Investors, who will appoint the board of directors of Reorganized FNC, for the preparation of the Projections annexed as Exhibit D to this Disclosure Statement. In addition, Keen, the Debtor's real property consultants, has reviewed the Projections and believes that they are reasonable. The Projections are subject to the inherent uncertainties and market risks described in Sections IX.A(1) and (2) below.

     3. CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one impaired class. If any impaired classes reject or are deemed to have rejected the Plan, the Debtor reserves its right to seek the application of the statutory requirements set forth in Section 1129(b) of the Bankruptcy Code for confirmation of the Plan despite the lack of acceptance by all impaired classes.

     Section 1129(b) of the Bankruptcy Code provides that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly" and is "fair and equitable" with respect to each class of Claims or interests that is impaired under and has not accepted the plan.

     The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured Claims includes the requirements that (a) the holders of such secured Claims retain the liens securing such Claims to the extent of the allowed amount of the Claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan, and (b) each holder of a secured Claim in the class receive deferred Cash payments totaling at least the allowed amount of such Claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

     The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured Claims includes the requirement that either (a) such class receive or retain under the plan property of a value as of the effective date of the plan equal to the allowed amount of such Claim, or (b) if the class does not receive such amount, no class junior to the non-accepting class will receive a distribution under the plan from the Debtor's estates.

     The condition that a plan be "fair and equitable" with respect to a non-accepting class of equity interests includes the requirements that either
(a) the plan provides that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled, or
(iii) the value of such equity interest, or (b) if the class does not receive such amount, no class of equity interests junior to the non-accepting class will receive a distribution under the plan.

               VII. DESCRIPTION AND VALUATION OF REORGANIZED FNC
                    --------------------------------------------

     The valuation information contained in this section with regard to Reorganized FNC is not a prediction or guarantee of the future price of Reorganized FNC or the New FNC Common Stock; such prices are subject to many unforeseeable circumstances and therefore cannot be accurately predicted.

     Keen, the Debtor's real property consultant, which as noted above, has over 23 years of experience providing a broad range of services including, among other things, valuing and marketing of real estate, has evaluated the value of the Owned Properties. During the Chapter 11 case, Keen determined the highest value per property based upon four factors: (a) the appraised value of the Owned Properties, (b) past offers to purchase the Owned Properties, (c) the Debtor's internal valuation estimates and (d) Keen's estimated values. Thereafter, Keen worked with the Debtor to market the Owned Properties soliciting offers to purchase such properties. In summary, Keen obtained an average of four (4) offers per property, with a minimum of one (1) offer received and maximum of seventeen (17) offers received for each property. Based upon these efforts, in addition to conversations with local real estate professionals and buyers, Keen determined, in its professional opinion, that the Owned Properties had a value of $130 million as of March 1, 2005.(14)

     After the Effective Date, Reorganized FNC will continue to own the 40 Retained Properties, after the sale of certain of the Owned Properties prior to or after Confirmation. Reorganized FNC will enter into the Development Agreement with KRC pursuant to which KRC will oversee the redevelopment of the Retained Properties for use as retail locations. See Section V.C. of this Disclosure Statement for a description of the Development Agreement. It is currently anticipated that Reorganized FNC will demolish the existing structures at the Retained Properties and construct a site based upon the optimal retail use of such location. It is also currently anticipated that after the Effective Date, Reorganized FNC will begin to enter into leases for the Retained Properties and will obtain construction financing to build the various structures at the Retained Properties. In connection therewith, Reorganized FNC will enter into the Property Management Agreement with KRC pursuant to which KRC will manage, operate, supervise and maintain the Retained Properties. See Section V.D. of this Disclosure Statement for a description of the Property Management Agreement. It is anticipated that construction on each of the Retained Properties will take approximately six months, with construction being completed at all of the Retained Properties within three years. Thereafter, upon completion of the construction, it is anticipated that Reorganized FNC will obtain permanent financing to replace the construction financing.

           VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following summary addresses certain material federal income tax consequences of the Plan to the Debtor and holders of Allowed Claims and Allowed Convenience Interests and Equity Interests that are U.S. persons (except as noted below). The summary is based upon the Debtor's interpretation of provisions of the Code, Treasury Regulations promulgated thereunder, judicial authority, and current Internal Revenue Service ("IRS") administrative rulings and practice, all of which are subject to change (possibly with retroactive effect), which could significantly affect the federal income tax consequences discussed below.

     The Debtor's interpretation of the federal income tax consequences is not binding on the IRS, and the Debtor has not requested and does not intend to request a ruling from the IRS with respect to any of the federal income tax aspects of the Plan. In addition, this summary does not discuss any aspects of state, local, or foreign tax laws, and this summary does not purport to set

-------------------

14 Keen's determination of the value of the Owned Properties does not include properties for which Keen did not conduct marketing efforts including (a) the Debtor's location in Hillside, IL identified as Store No. 76, with respect to which the Debtor exercised its right of first refusal under a lease of non-residential real property and purchased the property on or about December 21, 2004 for approximately $750,000 or (b) the A&P Parcel. As discussed in detail in Section III.E.2. of this Disclosure Statement, the Debtor obtained a term loan in the amount of $7.5 million pursuant to the DIP Amendment the proceeds of which were used to consummate the purchase of the A&P Parcel on February 14, 2005 for approximately $7.5 million.

forth all aspects of federal income taxation that may be relevant to certain types of holders of Claims and Interests (e.g., broker-dealers, mutual funds, regulated investment companies, banks, insurance companies, tax-exempt organizations, investors in pass-through entities, foreign persons, persons whose functional currency is not the U.S. dollar, U.S. expatriates and persons who hold their Claims as part of a hedging, straddle, integrated or conversion transaction).

     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

A. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR

     1. CANCELLATION OF INDEBTEDNESS INCOME
        -----------------------------------

     The Debtor should not realize cancellation of indebtedness income ("COD Income") from the confirmation of the Plan because all Claims will be repaid in full.

     2. NET OPERATING LOSSES
        --------------------

     The Debtor,  which underwent an "ownership  change",  within the meaning of
Section 382 of the Code (described below), in May 2002 when it emerged from a Chapter 11 bankruptcy proceeding has determined that its net operating loss carryovers ("NOLs") for regular federal income tax purposes, as of the close of the taxable year ending January 30, 2005, are approximately $148 million. The Debtor is currently studying whether it had a net unrealized built-in loss in its assets in May 2002. Depending upon the results of that study, the Debtor believes that (i) approximately $25-70 million of its NOLs will be subject to an annual utilization limitation under Section 382 of approximately $1.1 million, and (ii) approximately $78-123 million of its NOLs will not be subject to a utilization limitation under Section 382. The Debtor is also reviewing the amount of its NOLs for alternative minimum tax ("AMT") purposes and the portion of such NOLs that is subject to an annual utilization limitation under Section
382. It expects that its AMT NOLs, as of the close of the taxable year ending January 30, 2005, are approximately $137 million and believes, depending upon the results of the study referred to above, that the utilization of approximately $75-110 million of these NOLs will not be subject to Section 382. Although the Debtor believes the foregoing amount and break-down of its NOLs to be accurate, because its tax returns for all of the tax years in which the NOLs were incurred have not been audited by the IRS, the NOLs may be subject to review and possible disallowance by the IRS or a determination by the IRS that the amount of restricted NOLs is greater than the number set forth above and the amount of unrestricted NOLs is less than the number set forth above. Because the Debtor does not expect to realize COD Income under the Plan, its NOLs will not be reduced by this item.

     Section 382 provides rules restricting the use of a corporation's NOL carryovers and certain other tax attributes following an "ownership change." A corporation will be considered as undergoing an ownership change if at any time during the shorter of (i) a rolling three-year period or (ii) the period of time since the most recent ownership change of the corporation (the "testing period"), the percentage of stock owned by one or more five-percent shareholders or deemed five-percent shareholders (as defined under technical rules under Section 382) increases by more than 50 percentage points over the lowest percentage of stock owned by each of such shareholders during the testing period.

     If an ownership change occurs, generally the pre-change NOLs available each year to offset income of a loss corporation (E.G., the Debtor) is limited (to the extent not previously limited by a lower amount) to the product of (a) the aggregate fair market value of the outstanding stock of the loss corporation and
(b) the federal long-term tax-exempt interest rate in effect on the date of the ownership change, plus the portion of any such limitation amount not utilized in prior years (the "Section 382 Limitation"). If the loss corporation ceases the conduct of its historic business within the two-year period following the date of the ownership change, its ability to utilize its pre-change NOLs under the foregoing formula restriction is eliminated entirely (although the recognition of certain built-in gains, as described in the next paragraph, will still increase the Section 382 Limitation in these circumstances).

     In addition, the Section 382 Limitation of a loss corporation with a net unrealized built-in gain in its assets (computed by taking into account the fair market value and adjusted tax basis of its assets) that exceeds the lesser of $10 million or 15 percent of the fair market value of its assets (excluding cash, cash equivalents and certain other assets) on the date of the ownership change, will be increased by any built-in gains (up to the amount of the original net unrealized built-in gain on the date of the ownership change) recognized during the five-year period beginning on the date of the ownership change (the "recognition period"). Conversely, if a loss corporation has a net unrealized built-in loss in its assets on the date of the ownership change in excess of the threshold described above, any built-in losses recognized during the recognition period (up to the amount of the original net unrealized built-in loss on the date of the ownership change) will be treated as pre-change NOLs subject to the Section 382 Limitation. The Debtor believes that its assets will have a net unrealized built-in gain on the Effective Date of the Plan in excess of the threshold amount.

     Based on the information available to the Debtor, it does not believe that it has undergone an ownership change since May 2002, and it does not believe that it will undergo an ownership change as a result of the implementation of the Plan, although the cumulative stock ownership shifts of five-percent shareholders during the three-year period ending with the implementation of the Plan will be close to 50 percent. If the implementation of the Plan should cause the Debtor to undergo an ownership change, the Section 382 Limitation, before taking into account the recognition of built-in gain during the recognition period, will be de minimis.

     3. ALTERNATIVE MINIMUM TAX
        -----------------------

     In general, AMT is imposed on a corporation's "alternative minimum taxable income" at a rate of 20 percent to the extent such tax exceeds the corporation's regular federal income tax. In computing alternative minimum taxable income, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation may be able to offset all of its taxable income for regular federal income tax purposes by available NOLs, only

90 percent of a corporation's alternative minimum taxable income may be offset by available NOLs (as recomputed for AMT purposes), resulting in an effective AMT of 2 percent.

      AMT paid by a corporation generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS,
   ALLOWED CONVENIENCE INTERESTS AND ALLOWED EQUITY INTERESTS
   ----------------------------------------------------------

     1. TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS
        ---------------------------------------------

     The exchange of Allowed Claims for Cash by the holders will be taxable. A holder will recognize gain or loss measured by the difference between the Cash received and the holder's adjusted tax basis in the Claim exchanged (other than for any claims for accrued interest as discussed below). The character of any gain as long-term or short-term capital gain or as ordinary income will be determined by a number of factors, including the tax status of the holder, whether the claim is a capital asset in the hands of the holder, whether the claim has been held for more than one year, and whether the claim was purchased at a discount after it had been issued. Holders will be subject to limitations on their ability to offset capital losses against ordinary income.

     To the extent any holder receives an amount in discharge of a claim for unpaid interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). A holder will recognize a deductible loss to the extent any accrued interest claim was previously included in its gross income and is not paid in full. Each holder should consult its own tax advisor concerning the allocation of amounts received under the Plan towards interest.

     2. TAX CONSEQUENCES TO HOLDERS OF ALLOWED CONVENIENCE INTERESTS AND ALLOWED EQUITY INTERESTS
        ----------------

     The exchange of Allowed Convenience Interests for Cash by the holders and the exchange of Allowed Equity Interests for Cash by those holders electing not to retain their Equity Interests will be taxable. The exchange will be treated as a sale for tax purposes and a holder will recognize gain or loss measured by the difference between the Cash received and its adjusted tax basis in the shares of Common Stock exchanged, provided no shares from a related shareholder retaining its shares of Common Stock are attributed to such holder under complex attribution rules in a manner that would deprive the holder of the benefit of sales treatment, or if shares are so attributed, such holder has satisfied certain "termination" requirements set forth in Section 302 of the Code. The character of any gain or loss from the sale will be treated as a capital gain or loss if the shares of Common Stock were held as a capital asset and long-term or short-term capital gain or loss if such shares were held for more than one year at the time of the exchange. Holders will be subject to limitations on their ability to offset capital losses against ordinary income.

     3. INFORMATION REPORTING AND BACKUP WITHHOLDING
        --------------------------------------------

The Debtor may be required to file information returns with the IRS with respect to payments made to certain holders of Claims as a result of the distributions pursuant to the Plan. In addition, certain holders may be subject to a 28 percent backup withholding tax in respect of certain payments, e.g., interest, if they do not provide their taxpayer identification numbers. Amounts withheld under the backup withholding rules are allowed as a refund or credit against holders' United States federal income tax liability.

                                IX. RISK FACTORS
                                    ------------

     HOLDERS OF ALL CLASSES OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A. CERTAIN OPERATIONAL RISKS AND RISKS RELATED TO VALUE OF SECURITIES

     1. MARKET CONDITIONS
        -----------------

     The economic performance and value of the properties owned by Reorganized FNC are subject to all of the risks associates with owning and operating real estate including, but not limited to, (a) changes in the national, regional and local economic climate, (b) local conditions including an oversupply of properties like those owned by Reorganized FNC, or a reduction in demand for such properties, (c) the attractiveness of the properties to tenants, (d) the financial condition of tenants, including the occurrence of tenant bankruptcies or defaults, (e) competition from other available properties, (f) changes in market rental rates, (g) increases in interest rates, (h) the need to periodically pay costs associated with maintenance, insurance, real estate taxes and other operating costs which may increase, (i) the fact that the expenses of owning and operating properties are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the properties, (j) whether Reorganized FNC is able to pass some or all of the increased operating costs through to tenants, (k) changes in laws and governmental regulations including those governing usage, zoning, the environment and taxes, (l) consequences of any armed conflict involving, or terrorist attack against, the United States, (m) Reorganized FNC's ability to secure adequate insurance, (n) the timing and costs associated with property improvements and rentals and (o) the availability of financing on acceptable terms or at all. Accordingly, there can be no assurances respecting Reorganized FNC's ability to lease or develop the properties.

     2. INHERENT UNCERTAINTIES IN PROJECTED FINANCIAL INFORMATION
        ---------------------------------------------------------

     The Projections are dependent upon the successful implementation of the business plan of Reorganized FNC and the validity of the other assumptions contained therein. The Projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Reorganized FNC, real estate industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Reorganized FNC and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of Reorganized FNC's operations. Although the Plan Investors believe that the Projections are reasonably attainable, variations between the actual financial result and those projected may occur and be material and may affect the ability of Reorganized FNC to make payments with respect to post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

     Except with respect to the Projections and except as otherwise specifically and expressly state herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtor nor Reorganized FNC intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

     3. LACK OF MARKET FOR SECURITIES ISSUED PURSUANT TO PLAN
        -----------------------------------------------------

     There is no currently existing market for the New FNC Common Stock and there can be no assurance that an active trading market will develop or as to the degree of price volatility in any such market. In addition, depending on the number of its equity holders, Reorganized FNC may be a private company. Accordingly, no assurance can be given that a holder of securities issued or retained pursuant to the Plan will be able to sell such securities in the future or as to the price at which any such sale may occur. If such market were to exist, the liquidity of the market for such securities and the prices at which such securities will trade will depend upon many factors, including the number of holders, investor expectations for Reorganized FNC and other factors beyond the control of the Debtor or Reorganized FNC.

     4. RISKS ASSOCIATED WITH REORGANIZED FNC'S USE OF NET OPERATING LOSS CARRYOVERS
        ----------

     As of January 30, 2005, the Debtor had NOLs for regular federal income tax purposes of approximately $148 million and NOLs for AMT purposes of approximately $137 million. See Section VII.A.2 above "Federal Income Tax Consequences to the Debtor - Net Operating Losses" for a further discussion of the Debtor's NOLs, including a discussion of the portion of such NOLs that is currently subject to annual usage limitations under Section 382. However, the IRS and/or state and local taxing authorities may challenge the ability of Reorganized FNC to use such NOLs on the grounds that they are attributable to deductions or losses that the Debtor should not have claimed.

     Also, if Reorganized FNC consummates a sale of any of the Owned Properties, some or all of the federal and state NOLs may be used to offset gain recognized by Reorganized FNC as a result of such transactions. The amount of gain recognized by Reorganized FNC in any such transactions will depend on a number of factors including, but not limited to, the purchase price and the structure of the sales.

B. CERTAIN BANKRUPTCY RELATED RISKS

     1. RISK OF NON-CONFIRMATION OF THE PLAN
        ------------------------------------

     Although the Debtor believes that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. There can also be no assurance that modifications of the Plan will not be required for Confirmation, that such negotiations would not adversely affect the holders of the Allowed Claims or that such modifications would not necessitate the re-solicitation of votes.

     2. NONCONSENSUAL CONFIRMATION
        --------------------------

     In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan of reorganization at the proponent's request if at least one impaired class has accepted the plan of reorganization (with such acceptance being determined without including the acceptance of any "insider" in such class) and, as to each impaired class which has not accepted the plan of reorganization, the bankruptcy court determines that the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to non-accepting impaired classes. In the event that any impaired Class of Claims or Interests fails to accept the Plan in accordance with Section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right to request nonconsensual Confirmation of the Plan in accordance with Section 1129(b) of the Bankruptcy Code.

     3. RISK THAT CONDITIONS TO EFFECTIVENESS WILL NOT BE SATISFIED
        -----------------------------------------------------------

     Article 10 of the Plan contains certain conditions precedent to the effectiveness of the Plan. There can be no assurances that the conditions contained in Article 10 of the Plan will be satisfied. In particular, the Plan provides as a condition to its effectiveness, that (a) the aggregate amount of Allowed Claims and Disputed Claims for which Cash is maintained in the Disputed Claims Reserve and (b) the Allowed Kimco Secured Claims not exceed certain maximum amounts. There can be no assurance that the Claims asserted against the Debtor's estate will fall within these limitations.

                        X. EXEMPTION FROM SECURITIES ACT
                        REGISTRATION; REGISTRATION RIGHTS
                        ---------------------------------

A. ISSUANCE OF NEW SECURITIES PURSUANT TO THE PLAN

     With respect to the New Senior Notes, New FNC Common Stock to be issued on the Effective Date and upon conversion of the New Senior Notes and the Equity Participation Right, the Debtor intends to rely upon the exemption from the registration requirements of the Securities Act (and the equivalent state securities or "blue sky" laws) provided by Section 1145(a)(1) of the Bankruptcy Code. Generally, Section 1145(a)(1) of the Bankruptcy Code exempts the issuance of securities from the requirements of the Securities Act and the equivalent state securities and "blue sky" laws if the following conditions are satisfied:
(i) the securities are issued by a debtor, an affiliate participating in a joint plan of reorganization with the debtor, or a successor of the debtor under a plan of reorganization, (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor, and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for Cash or property. The securities contemplated by the Plan will be issued by Reorganized FNC, all recipients hold Old Common Stock, and the securities will be issued in exchange for such Old Common Stock, although as discussed in Section B below, under certain circumstances, subsequent transfers of such securities may be subject to registration requirements under such securities laws.

B. SUBSEQUENT TRANSFER OF SECURITIES ISSUED UNDER THE PLAN

     The securities issued pursuant to the Plan may be resold by the holders thereof without restriction unless, as more fully described below, any such holder is deemed to be an "underwriter" with respect to such securities, as defined in Section 1145(b)(1) of the Bankruptcy Code. Generally, Section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (1) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (2) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (3) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (4) is an issuer as contemplated by Section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in Section 2(4) of the Securities Act, the reference (contained in Section 1145(b)(1)(D) of the Bankruptcy Code) to
Section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a "control person," particularly if such management position is coupled with the ownership of a significant percentage of the debtor's (or successor's) voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least 10% of the voting securities of a reorganized debtor may be presumed to be a "control person."

     THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DO NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO, THE SECURITIES LAW AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE. IN LIGHT OF THE COMPLEX AND SUBJECTIVE INTERPRETIVE NATURE OF WHETHER A PARTICULAR RECIPIENT OF SECURITIES UNDER THE PLAN MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF SECTION 1145(B)(1) OF THE BANKRUPTCY CODE AND/OR AN "AFFILIATE" OR "CONTROL PERSON" UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS AND, CONSEQUENTLY, THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EQUIVALENT STATE SECURITIES AND "BLUE SKY" LAWS, THE DEBTOR ENCOURAGES

POTENTIAL RECIPIENTS OF NEW FNC COMMON STOCK TO CONSIDER CAREFULLY AND CONSULT WITH HIS, HER, OR ITS OWN LEGAL ADVISOR(S) WITH RESPECT TO SUCH (AND ANY RELATED) MATTERS.

           XI. ALTERNATIVES TO THE PLAN AND CONSEQUENCES OF REJECTION
               ------------------------------------------------------

     Among the possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan are the following: (1) an alternative plan could be proposed or confirmed; or (2) the Chapter 11 Case could be converted (either voluntarily or involuntarily) to a liquidation case under Chapter 7 of the Bankruptcy Code.

A. ALTERNATIVE PLANS

     If the Plan is not confirmed, the Debtor, or any other party in interest, may attempt to formulate an alternative chapter 11 plan. The Debtor and its professional advisors have explored various alternative scenarios including one which might provide for the liquidation and distribution of the Debtor's remaining assets. The Debtor believes that liquidation of the Debtor's Owned Properties in Chapter 11 would not result in a distribution to holders of Interests equal to or greater than the distributions provided under the Plan and there would be no opportunity for holders of Equity Interests to exchange their Old Common Stock in the Debtor for New FNC Common Stock and participate in any appreciation in the value of the Owned Properties as provided by the Plan. Accordingly, the Debtor believes that the Plan will enable all parties in interest to realize the greatest possible recovery on their respective Claims and Interests with the least delay.

B. LIQUIDATION ANALYSIS

     As discussed above in Section VI.B.2., with respect to each Class of impaired Claims or Interests, either each holder of a Claim or Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated. Based on the liquidation analysis annexed hereto as Exhibit C, the Debtor believes that a liquidation of its assets would result in a reduced distribution to holders of Interests than the consideration they are receiving under the Plan./15/

                       XII. RECOMMENDATION AND CONCLUSION
                            -----------------------------

     The Debtor and its professional advisors have analyzed different scenarios and believe that the Plan will provide for a larger distribution to holders of Allowed Claims than would otherwise result if an alternative restructuring plan were proposed or the assets of the Debtor were liquidated. In addition, any alternative other than Confirmation of the Plan could result in

-------------------

15 The liquidation analysis does not account for estimated amounts for fees and expenses of a Chapter 7 trustee. Such fees and expenses would result in a further reduced distribution to holders of Allowed Claims than that set forth in the liquidation analysis.

extensive delays and increased administrative expenses resulting in potentially smaller distributions to the holders of Allowed Claims and Interests. Accordingly, the Debtor recommends confirmation of the Plan and urge all holders of impaired Equity Interests to vote to accept the Plan, and to evidence such acceptance by returning their Ballots so that they will be received by no later than the Voting Deadline.

                            [SIGNATURE PAGE FOLLOWS]

Dated:  April 22, 2005
        New York, New York


                                       FRANK'S NURSERY & CRAFTS, INC.
                                       Debtor and Debtor-in-Possession

                                       By:   /S/ MARK VON MAYRHAUSER
                                          ------------------------------
                                          Mark von Mayrhauser
                                          Vice President



PROSKAUER ROSE LLP

 By:    /S/ ALAN B. HYMAN
     -------------------------
 Alan B. Hyman (AH-6655)
 Jeffrey W. Levitan (JL-6155)
 1585 Broadway
 New York, New York 10036
 (212) 969-3000

Counsel for the Debtor and
Debtor-in-Possession

LIST OF EXHIBITS  TO BE FILED PRIOR TO THE HEARING
TO CONSIDER APPROVAL OF THIS DISCLOSURE STATEMENT
-------------------------------------------------

EXHIBIT A      Debtor's  Plan  of  Reorganization  Under  Chapter  11  of  the
               Bankruptcy Code

EXHIBIT B      Disclosure Statement Approval Order

EXHIBIT C      Debtor's Liquidation Analysis

EXHIBIT D      Debtor's 2005-2008 Financial Projections and Information

EXHIBIT E      Investment Agreement